Filed with the U.S. Securities and Exchange Commission on November 16 , 2007

U.S. SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM SB-2 /A (Pre-Effective Amendment No. 1)

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MicroChannel Technologies Corporation.

(Name of Small Business Issuer in Its Charter)

NEVADA	2836	98-0539775
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code)	(I.R.S. Employer Identification Number)

1628 West 1st Avenue, Suite 216 Vancouver, British Columbia, V6J 1G1 Telephone: 604-659-5008 Facsimile: 604-659-5029	Dr. Kaiyo Nedd, President 1628 West 1st Avenue, Suite 216 Vancouver, British Columbia, V6J 1G1 Telephone: 604-659-5008 Facsimile: 604-659-5029
(Address and telephone of registrant's executive office)	(Name, address and telephone number of agent for service)

Copies of all communications and notices to:

Joseph Sierchio, Esq.

Sierchio Greco & Greco, LLP

110 East 59th Street, 29th Floor

New York, New York 10022

Telephone: (212) 246-3030

Facsimile: (212) 486-0208

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APPROXIMATE DATE OF PROPOSED SALE TO PUBLIC: As soon as practicable after this registration statement becomes effective.

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If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”) check the following box.  [    ]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [  ]

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration Fee
Common Stock, $0.0001 par value	53,864,600	$0.01(2)	$538,646	$17

(1)

These shares were issued to our parent corporation Octillion Corp., which will distribute such shares to its shareholders as soon as practicable following the date on which this registration statement is declared effective by the Securities and Exchange Commission. Shareholders of Octillion Corp. will not be charged or assessed any amount in consideration for the registrant’s shares to be received in connection with the distribution. No consideration will be received by either us or Octillion Corp.

(2)  Estimated solely for the purposes of calculating the registration fee in accordance with Rule 457(f) under the Securities Act of 1933. There currently exists no market for the Registrant’s' common stock.  Consistent with Rule 457(f ) (2), since there is no market for shares being distributed, the filing fee is based on the registrant’s book value per share. In the event of a stock split, stock dividend or similar transaction involving our common stock, the number of shares registered shall automatically be increased to cover the additional shares of common stock issuable pursuant to Rule 416 under the Securities Act of 1933, as amended.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION, DATED NOVEMBER 16 , 2007

The information in this prospectus is not complete and may be changed. These securities may not be distributed until this registration statement is declared effective by the United States Securities and Exchange Commission. This prospectus is not an offer to sell these securities and it is not a solicition of an offer to buy these securities.

PROSPECTUS

MICROCHANNEL TECHNOLOGIES CORPORATION

53,864,600 SHARES OF COMMON STOCK

This prospectus relates to the distribution (the “Distribution”) by our parent corporation, Octillion Corp. (“Octillion”) of 53,864,600 shares (the “MicroChannel Shares”) of our common stock to its shareholders, as a special dividend. Immediately following the date that the Securities and Exchange Commission declares the registration statement, of which this prospectus is part, effective, Octillion will request The Financial Industry Regulatory Authority (“FINRA”) to set the ex-dividend date (the “Ex-Dividend Date”); and, as soon as practicable thereafter, our transfer agent shall effect the distribution of the MicroChannel Shares. In order to receive MicroChannel Shares in the Distribution, Octillion shareholders must be shareholders of Octillion at the close of business on the day before the Ex-Dividend Date set by FINRA (the “Entitlement Date”).  Please refer to “Plan of Distribution.”

The MicroChannel Shares represent one hundred (100%) of our issued and outstanding shares.  Following the Distribution, Octillion will not own any shares of our common stock. We are not selling any shares of our common stock and will not receive any proceeds from the distribution of the registered shares by Octillion. We will pay substantially all the expenses incident to the registration of the shares.

Our common stock is presently not traded or quoted for trading on any market or securities exchange and we have not applied for listing or quotation on any securities exchange or the OTC Bulletin Board.

There are numerous risks associated with our business and ownership of our common stock. Please refer to “Risk Factors” beginning on page 7. You may be required to pay income tax on all or a portion of the value of the MicroChannel Shares received by you in connection with the Distribution.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

THE DATE OF THIS PROSPECTUS IS _______, 2007

PROSPECTUS SUMMARY

This summary only highlights selected information contained in greater detail elsewhere in this prospectus. This summary may not contain all of the information that you should consider before investing in our common stock. You should carefully read the entire prospectus, including "Risk Factors" beginning on page 7 and the consolidated financial statements, before making an investment decision.

Unless the context otherwise requires, the terms “we ”, “our ”, “us ”, “Company” and “MicroChannel” refer to MicroChannel Technologies Corporation, a Nevada corporation.

About Us and Our Business

We were incorporated in the State of Nevada on February 28, 2005, as a wholly owned subsidiary of Octillion Corp. (“Octillion”) under the name “MultiChannel Technologies Corporation” our name was changed to MicroChannel Technologies Corporation on April 4, 2005; by amendment to our Articles of Incorporation filed on August 22, 2007, we increased our authorized capital stock to 300,000,000 million shares of common stock, $0.0001 par value per share. As of September 25, 2007, there were 1,000,000 shares of common stock were issued and outstanding; there are no preferred shares issued and outstanding.  Our directors and sole shareholder have approved a forward split of our issued and outstanding shares of common stock on the basis of 53.8646 for 1 for the purpose of effecting the Distribution. The forward split was completed on October 2, 2007.  All share and per share amounts included in this filing have been retroactively restated to reflect the split.  Currently , Octillion has 53,864,600 shares marked outstanding.

Our corporate headquarters is located at 1628 West 1st Avenue, Suite 216, Vancouver, British Columbia, V6J 1G1.  Our telephone number is 604-659-5008.

Octillion is a development stage technology company focused on the identification, acquisition and development of emerging solar energy and solar related technologies and products which it believes has the potential for commercialization.  It conducts its operations through wholly-owned subsidiaries.

We were organized by Octillion for the purpose of sponsoring research and development activities related to nerve regeneration. We are a development stage technology corporation.

On April 29, 2005, we entered into an Option Agreement (the “ISURF Agreement”) with Iowa State Research Foundation Inc., (“ISURF”) pertaining to nerve regeneration technologies being developed by ISURF (the “ISURF Nerve Regeneration Technology ”), which are the subject of a US Patent owned by ISURF (the “ISURF Patent”).   The ISURF Agreement grants MicroChannel an exclusive option to obtain a worldwide license to make, use, and sell nerve regeneration products developed from the ISURF Nerve Regeneration Technology. Under terms of the ISURF Agreement , we have an option to negotiate the terms of a license with ISURF upon payment of a flat fee of $2,000 (which has been paid) and the funding of two research projects, currently being conducted at Iowa State University ( “ISU”).  In order to fund the research projects, we have entered into a sponsored project agreement with ISU May 1, 2005 as amended (the “Sponsored Project Agreement”) .. Please refer to “Description of Our Business and Properties.”

Through the Sponsored Project Agreement with ISU, we are funding in vitro (test tube) and in vivo (animal) studies using commercially available neural (nervous system-related) stem cell lines, which can develop into or “differentiate preferentially” to neurons and astrocytes (cells in the central nervous system).  We are working towards ‘seeding’ these cells with chemicals -- which together, promote nerve cell growth -- inside very small ‘nano-sized’ grooves machined along the inner walls of conduits (tubes).

We are attempting to identify appropriate combinations of commercially available cells and chemicals that will promote structured nerve regeneration inside a conduit and which will safely biodegrade in the human body.  Our goal, subject to successful research outcomes and appropriate regulatory approvals, is the development of commercially viable, biodegradable conduits which promote nerve growth, and can be surgically implanted in human patients at nerve damaged sites in order to regenerate peripheral and optic nerves.  Our research effort at ISU is in its early stages.

We have generated no revenues from operations; and, we do not expect to generate revenues for the foreseeable future.  As of August 31, 2007, we had an accumulated deficit of $163,042.  Our financial statements were prepared assuming that we will continue as a going concern. However, our auditors have expressed substantial doubt about our ability to continue as a going concern, and have issued a going concern qualification in their report. This means that, based on our current financial condition, there is substantial doubt that we can continue as an ongoing business for the next twelve months.  As such we may have to cease operations and you could lose your investment.  See “Risk Factors” on page 7.

Risk Factors

        Our business operations are subject to numerous risks, including the risk of delays in or discontinuation of our research and development due to lack of financing, inability to obtain necessary regulatory approvals to market the products, unforeseen safety issues relating to the products and dependence on third party collaborators to conduct research and development of the products. Because we are an early stage company with a limited history of operations, we are also subject to many risks associated with early-stage companies. For a more detailed discussion of some of the risks you should consider you are urged to carefully review and consider the section entitled "Risk Factors" beginning on page 7 of this prospectus.

The Distribution

On April 9, 2007, the Board of Directors of Octillion determined that the best way to create shareholder value, separate and apart from its operating performance, is by spinning off and distributing shares of its wholly owned subsidiary in the form of a special dividend to shareholders of Octillion. This common stock distribution is part of an overall strategy to permit Octillion to focus its resources more fully on and thereby facilitate the development of its solar energy technologies; accordingly, the Board of Directors of Octillion approved and authorized a stock dividend payable to the shareholders of Octillion, on a one to one basis, of the MicroChannel Shares.

In determining the terms of the Distribution, the Board of Directors considered the ability of Octillion to satisfy its working capital needs as a whole as against the ability of MicroChannel to satisfy its capital needs as a stand alone company. In addition, the Octillion Board of Directors believed that, as a result of each company's business plan, the MicroChannel business as a stand-alone company would more easily be able to obtain financing from third parties than Octillion would. The Distribution will also enable

MicroChannel to provide its management and employees incentive compensation in the form of equity ownership in MicroChannel, enhancing MicroChannel's ability to attract, retain and motivate key employees. Please refer to “ The Distribution ” on page 46.

The MicroChannel Shares represent all of our issued and outstanding common stock.

Octillion, our sole shareholder, intends to distribute the MicroChannel Shares to its shareholders. The shareholders of Octillion will receive one share of our common stock for each share of Octillion that such shareholder owns as of the Ex-Dividend date. The distribution of the MicroChannel Shares will occur as soon as practicable following the date on which the Securities and Exchange Commission declares the registration statement, of which this prospectus is part, effective.  Immediately following the date that the Securities and Exchange Commission declares the registration statement, of which this prospectus is part, effective, Octillion will request The Financial Industry Regulatory Authority (“FINRA”) to set the Ex-Dividend Date and payment dates; and, as soon as practicable thereafter our transfer agent shall effect the distribution of the MicroChannel Shares.

Although we will pay substantially all the expenses incident to the registration of the MicroChannel Shares, we will not receive any proceeds from the distribution of the MicroChannel Shares by Octillion to its shareholders.

All of the shares owned by the Octillion will be registered by the registration statement of which this prospectus is a part.  Following the distribution, Octillion will not own any shares of our common stock. However, Mr. Harmel S. Rayat,  our Chief Financial Officer and director and the controlling shareholder, director and Chief Financial Officer of Octillion, will own approximately 68% of the issued and outstanding shares of each of Octillion and us; accordingly, following the distribution we will continue to be an affiliate of Octillion by virtue of our being under the common control of Mr. Rayat. Please refer to “The Distribution ” on page 46.

Why You Received This Prospectus

You are receiving this prospectus because you were an owner of Octillion common stock on the record date. This entitles you to receive a distribution of one MicroChannel share, which is currently a wholly-owned subsidiary of Octillion, for every one Octillion share you owned on that date. No action is required on your part to participate in the Distribution and you do not have to pay cash or other consideration to receive your MicroChannel shares.

This prospectus describes MicroChannel's business, the relationship between Octillion and MicroChannel, and how this transaction benefits Octillion and its shareholders, and provides other information to assist you in evaluating the benefits and risks of holding or disposing of the shares of MicroChannel stock that you will receive in the Distribution. You should be aware of certain risks relating to the Distribution and MicroChannel's businesses, which are described in this document beginning on page 7 and possible tax consequences of the proposed Distribution, which are summarized on page 46 ..

Description of Our Common Stock

Our authorized capital stock consists of stock of 300,000,000 shares of common stock, each with a par value of $0.0001. As of October 30 , 2007, there were 53,864,600 shares of our common stock were issued and outstanding all of which were owned directly by Octillion. No preferred shares are outstanding.   Please refer to “Description of Securities.”

Summary of Selected Financial Data

The following tables set forth a summary of certain selected financial data. You should read this information together with the financial statements and the notes to the financial statements appearing elsewhere in this prospectus.

Statement of Operations Data:	For the Year Ended August 31, 2007	For the Year Ended August 31, 2006
Revenues	$0	$0
Loss from operations	$(27,498)	$(82,739)
Net loss	$(27,498)	$(82,739)
Net loss attributable to shareholders	$(27,405)	$(82,739)
Basic and diluted net loss per share	$(0. 00)	$(0. 00)
Weighted average shares outstanding used in basic and diluted net loss per share calculation	53,864,600	53,864,600

Balance Sheet Data:	August 31, 2007	August 31, 2006
Cash	$399,055	$0
Working capital (deficiency)	$399,055	$(135,537)
Total assets	$399,055	$0
Total liabilities	$0	$(135,537)
Total stockholders’ capital (deficiency)	$399,055	$(135,537)

RISK FACTORS

Our operations are subject to numerous risks. Our most significant risks and uncertainties are described below; if any of the following risks actually occur, our business, financial condition, or results or operations could be materially adversely affected, the trading , if any, and the market price of our common stock could decline .. ..

We have experienced significant losses and expect losses to continue for the foreseeable future.

We are a development stage company; we have not generated any revenues since inception and we do not expect to generate any revenues for the foreseeable future.  We have incurred losses since inception. We had a working capital surplus (deficiency) of $399,055 and $(135,537) at August 31, 2007, and August 31, 2006, respectively, and shareholders’ capital equity (deficiency) of, $399,055 at August 31, 2007, and $(135,537) at August 31, 2006. To date, we paid $155,839 to support the research project, and are obligated to pay an additional $50,000 through September 2008 pursuant to the Sponsored Project Agreement. We anticipate incurring losses through August 31, 2009.

We cannot currently estimate with any accuracy the amount of either the additional funds (beyond our current contractual requirements) or time required to successfully commercialize the ISURF Nerve Regeneration Technology, because the actual cost and time may vary significantly depending on results of current basic research and development and product testing, cost of acquiring an exclusive license, changes in the focus and direction of our research and development programs, competitive and technological advances, the cost of filing, prosecuting, defending and enforcing patent claims, the regulatory approval process, manufacturing, marketing and other costs associated with commercialization of products following receipt of regulatory approvals and other factors.

Our independent auditors have expressed substantial doubt about our ability to continue as a going concern, which may hinder our ability to obtain future financing.

Our independent registered public accounting firm has issued its report, which includes an explanatory paragraph for going concern uncertainty on our financial statements as of August 31, 2007.  Because we have not yet generated revenues from our operations our ability to continue as a going concern is currently heavily dependent upon our ability to obtain additional financing to sustain our operations.  Such financing may take the form of the issuance of common or preferred stock or debt securities, or may involve bank financing.  The fact that our auditors have issued a “growing concern” opinion may hinder our ability to obtain such financing.  Currently, we have no commitments to obtain any additional financing, and there can be no assurance that financing will be available in amounts or on terms acceptable to us, if at all.

We currently do not have, and may never develop, any commercialized products.

We currently do not have any commercialized products or any source of revenue. We have invested substantially all of our time and resources since inception (February 28, 2005) in the research and development of the ISURF Nerve Regeneration Technology, which we have an option to obtain a license. Even if we were to acquire a license for the ISURF Nerve Regeneration Technology we will require additional research, development, clinical evaluation, significant marketing efforts, and in some cases regulatory approval before any of the technologies will generate any revenues.  This will necessitate additional investment of time and capital by us.

We cannot currently estimate with any accuracy the amount of either the additional funds or time required to successfully commercialize either technology, because the actual cost and time may vary significantly depending on results of current basic research and development and product testing, cost of acquiring an exclusive license, changes in the focus and direction of our research and development programs, competitive and technological advances, the cost of filing, prosecuting, defending and enforcing patent claims, the regulatory approval process, manufacturing, marketing and other costs associated with commercialization of products following receipt of regulatory approvals and other factors.

We may require additional financing to sustain our operations and our obligations under the ISURF Agreement.

At present, we have sufficient financial resources to fund our anticipated research and development activities and to maintain our operations through December 31, 2008. We are currently obligated to pay $50,000 to support the amended Sponsored Research Agreement through September 30, 2008. In the future, however, we will require substantial funds to conduct additional research and development activities, preclinical studies, clinical trials and other activities relating to the successful commercialization of the ISURF Nerve Regeneration Technology. We do not have committed external sources of funding for our projects and we may not be able to obtain the additional funds we will require on acceptable terms, if at all.

In addition, our cash requirements may vary materially from those now planned. We cannot currently estimate with any accuracy the amount of additional capital we may require because the amount needed may vary significantly depending on results of current basic research and development and product testing, cost of acquiring an exclusive license the technologies, changes in the focus and direction of our research and development programs, competitive and technological advances, the cost of filing, prosecuting, defending and enforcing patent claims, the regulatory approval process, if any, that must be addressed, manufacturing, marketing and, finally, other costs associated with commercialization of products following receipt of regulatory approvals and other factors.

If adequate funds are not available or prohibitively expensive when we require it, the consequences would be a material adverse effect on our business, operating results, financial condition and prospects.  We may be required to :  delay, reduce the scope of , or terminate one or more or all of our research programs; to obtain funds through arrangements with collaborative partners or others that may require us to relinquish rights to the ISURF Nerve Regeneration Technology or other technologies or products based upon such technology that we would otherwise seek to develop or commercialize ourselves; or to license the rights to such technologies or products on terms that are less favorable to us than might otherwise be available. If we raise additional funds by issuing equity or debt securities, further dilution to shareholders may result and new investors could have rights superior to existing shareholders.

The success of our research and development activities is uncertain. If the research efforts are not successful, we will be unable to generate revenues from our operations and we will have to cease doing business.

We are at an early stage of development.  The ISURF Nerve Regeneration Technology requires significant further research, development, testing, as well as additional capital investment before we can determine whether we will elect to acquire a license to the technology; accordingly, we cannot now project whether the ultimate results of these projects will prove successful or form the basis for a commercially viable technology or product.

During the term of our ISURF Agreement, we will determine whether to acquire an exclusive license from ISURF to the technology underlying the agreement , based on several factors which include but may not be limited to: (a) positive research outcomes from our ongoing research efforts at ISU which demonstrate that we are able to successfully regenerate damaged nerves by way of a biodegradable conduit seeded with commercially available neural stem cells; (b) a reasonable expectation that the design and anticipated composition of any such conduit product will allow for its commercial production at competitive market prices; (c) favorable market demand for nerve regeneration technologies based on products for use in surgical intervention; (d) management’s belief that the regulatory climate at the time of pursuing its license is generally favorable; and (e) management’s confidence that our general financial condition at the time will enable the company to fund the substantial research and development necessary in order to develop a commercially viable product from the licensed technology underlying the ISURF agreement.

In order to exercise our option to negotiate an exclusive license to market the ISURF Nerve Regeneration Technology, we must provide to ISURF a written notice (within two months of the completion of the sponsored research) of our intent to license the technology and a development plan similar in scope to that set forth in the ISURF Agreement and reasonably acceptable to ISURF.  There is no assurance that any such development plan submitted by us will be acceptable to ISURF, in which case we will be unable to exercise our option.

Upon receipt of notice and a development plan both we and ISURF have agreed to enter into good faith negotiations regarding the terms of a license agreement.  There is no assurance that such negotiations will result in terms acceptable to both parties, in which case we will be unable to obtain a worldwide license to make, use, sublicense, market and/or sell nerve regeneration products developed from the ISURF Nerve Regeneration Technology.  Furthermore, any agreement to license the ISURF Nerve Regeneration Technology must be entered into no later than three months after the date on which we exercise our option.  Our failure to provide timely notice and an acceptable development plan shall be deemed a waiver of our option, according the terms of the ISURF Agreement.

If we elect to exercise our option to negotiate an exclusive license to market the ISURF Nerve Regeneration Technology, the final terms and conditions of any such license cannot now be determined since both parties have agreed to enter into good faith negotiations regarding the terms of such a license at the time we decide to exercise our option ..

We anticipate we will remain engaged in research and development for a considerable period of time, at least through the initial funding period under our Sponsored Project Agreement with ISU ; if results warrant we may continue the research and development efforts towards the goal of commercializing the ISURF Nerve Regeneration Technology.

If the results of the continuing research projects do not warrant the exercise of our option to negotiate an exclusive license to market the ISURF Nerve Regeneration Technology, we may need to abandon our business model, in which case our shares may have no value and you may lose your investment.

Research and development activities, by their nature, preclude definitive statements as to the time required and costs involved in reaching certain objectives. Actual costs may exceed the amounts we have budgeted and actual time may exceed our expectations. As we have indicated, we cannot currently estimate with any accuracy the amount of these additional funds we will ultimately require to commercialize one or both of our sponsored technology. We may be unable to generate adequate revenue from operations or be able to financially support the level of research required to develop a commercially viable technology or product.

The development of the ISURF Nerve Regeneration Technology is subject to the risks of failure inherent in the development of any novel technology.

Ultimately, the development and commercialization of the ISURF Nerve Regeneration Technology is subject to a number of risks that are particular to the development and commercialization of any novel technology.  These risks include the following:

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we may not be able to acquire or maintain license rights to the ISURF Nerve Regeneration Technology and/or products developed from the ISURF Nerve Regeneration Technology;

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the ISURF Nerve Regeneration Technology (or any products derived from the technology) may prove to be ineffective, unsafe or otherwise fail to receive necessary regulatory approvals;

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the ISURF Nerve Regeneration Technology (or any products derived from the technology) even if safe and effective, may be difficult to manufacture on a large scale or uneconomical to market;

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our marketing license or proprietary rights to products derived from the ISURF Nerve Regeneration Technology may not be sufficient to protect our products from competitors;

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the proprietary rights of third parties may preclude us or our collaborators from making, using or marketing the products utilizing the ISURF Nerve Regeneration Technology; or,

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third parties may market superior, more effective, or less expensive technologies or products having comparable results to the ISURF Nerve Regeneration Technology (or any products derived from the technology).

We may not receive an exclusive license for the ISURF Nerve Regeneration Technology or obtain such licenses on terms and conditions acceptable to us.

Our success is dependent in part on our obtaining, if warranted, an exclusive license from ISURF to market the ISURF Nerve Regeneration Technology.  Under terms of the ISURF Agreement, MicroChannel is able to negotiate the terms of its license with ISURF upon payment of a flat fee of $2,000 (which has been paid) and the funding of two research projects, currently being conducted at ISU through a Sponsored Project Agreement entered into by us and ISU on May 1, 2005, and subsequently amended on October 13, 2006, February 8, 2007, and November 12, 2007.

Under terms of the ISURF Agreement, we have agreed to fund two research projects at ISU, the first of which is titled “Conduits with Micropatterned Films for Peripheral Nerve Regeneration” , in the amount of $205,839.   As of August 31, 2007, we had paid a total of $155,839 to support this research project. These funds were advanced to us by our parent company, Octillion.  Contingent upon satisfactory progress and success of this first research project, which is currently ongoing, we have also agreed to provide an additional $73,166 for the second project, titled “Conduits with Micropatterned Films for Optic Nerve Regeneration,” which will test the efficacy of biodegradable micropatterned conduits on optic nerve regeneration.  We have not yet initiated this research project and there can be no assurance that outcomes from our ongoing prerequisite research will prompt us to do so.

Our option to license products developed from the ISURF Nerve Regeneration Technology is valid until two months after completion of the sponsored research projects at ISU.  In order to exercise our option, we must provide to ISURF a written notice of our intent to license the technology and an acceptable development plan.  Upon ISURF’s receipt of notice and a development plan acceptable to ISURF, both parties have agreed to enter into good faith negotiations regarding the terms of a license agreement, the said agreement to be entered into no later than three months after the date we exercise our option.  Our failure to provide timely notice and an acceptable development plan shall be deemed a waiver of our option, according the terms of the ISURF Agreement.

If we are unable to design a development plan acceptable to ISURF, or we are unable to reach agreement with ISURF regarding the terms and conditions of licensing the products developed from the ISURF Nerve Regeneration Technology, we will not be refunded any payments made by us to ISU in order to fund the two research projects referenced in the ISURF Agreement.

Our receipt of a license from ISURF to products developed from the ISURF Nerve Regeneration Technology is contingent on successful early stage research, which we are funding, and, the submission of a development plan, as required under the ISURF Agreement.

The development plan pertaining to the ISURF Nerve Regeneration Technology will require us to provide details such as timelines of major milestones for governmental approvals, marketing approach, competitive overview, and anticipated product launch date.  We may not be successful in presenting an acceptable development plan to, or in negotiating a license with, ISURF.  Among the items to be negotiated will be, but not limited to, licensing fees, reimbursement of patents costs, royalty rates, sub-licensing fees, and performance milestones upon reaching Phase I, II and III clinical trials and a milestone for obtaining the approval of the United States Food and Drug Administration (the “FDA”), which may require substantial cash payments from us.

We may not be able to make required cash payments, if any, when due or achieve the necessary milestones and other requirements which may be set out in any license we receive from ISURF. If we do not, we will risk the loss of our license and our right to develop and market products, if any, derived from the ISURF Nerve Regeneration Technology. Termination of our license, if obtained by us, could result in us being unable to continue development of the ISURF Nerve Regeneration Technology or products derived from the ISURF Nerve Regeneration Technology and production and marketing of approved products, if any, derived from the ISURF Nerve Regeneration Technology. Consequently, termination of this license would have a material adverse effect on the business, financial condition and results of our operations.

We may need additional licenses in the future in order to maintain our rights to market products developed from the ISURF Nerve Regeneration.

We may not retain all rights to developments, inventions, patents and other proprietary information resulting from any collaborative arrangements, whether in effect as of the date hereof or which may be entered into at some future time with third parties. As a result, we may be required to license such developments, inventions, patents or other proprietary information from such third parties, possibly at significant cost to us. Our failure to obtain any such licenses could have a material adverse effect on the business, financial condition and results of our operations. In particular, the failure to obtain a license could prevent us from using or commercializing our technology.

We have yet to obtain a license and our intellectual property rights may not provide meaningful commercial protection for our interests in the ISURF Nerve Regeneration Technology.

Our ability to compete effectively depends, in part, on our ability to maintain the proprietary nature of our technologies, which includes the ability to license patented technology or obtain, protect and enforce new patents on our technology and to protect our trade secrets. Since we have not yet obtained a license to the ISURF Nerve Regeneration Technology, it is not clear what rights, if any, we may have under the ISURF Patent.

If we are unable to secure rights to the ISURF Patent, we may be unable to pursue our development of a commercial nerve regeneration conduit. The ISURF Patent encompasses numerous critical technical factors which may be key to our development of a commercially viable, biodegradable conduit which promotes nerve growth, and can be surgically implanted in human patients at nerve damaged sites in order to regenerate peripheral and optic nerves.  Among other technologies, the ISURF Patent specifically relates to several important methods which are fundamental to the development of our product, including but not limited to: (a) the use of neural stem cell lines inside a conduit for the purposes of nerve regeneration; (b) the concept of seeding these cells with chemicals -- which together, promote nerve cell growth -- inside very small ‘nano-sized’ grooves machined along the inner walls of a conduit; (c) the use of nerve growth factors (substances that promote the growth of cells) inside a conduit for the purposes of nerve regeneration; and (d) the use of specific cells, chemicals, acids, and materials which may be key to promoting the growth of nerves in an orderly and structured manner.

If we cannot directly pursue others from infringing on the ISURF Patent we will need to rely on ISURF to do so.  ISURF may not devote the resources that may be required in any such effort to preclude others from infringing on their respective patents or other proprietary rights which may be related to the

ISURF Nerve Regeneration Technology. Even if we do obtain a license to the ISURF Nerve Regeneration Technology, we cannot rely on the ISURF Patent to provide us with any significant competitive advantage. Others may challenge the ISURF Patent and, as a result, the ISURF Patent could be narrowed, invalidated or rendered unenforceable. Competitors may develop competitive products that may be outside the scope of protection, if any, afforded by the ISURF Patent.

In addition, any future patent applications may not result in the issuance of patents in the United States or foreign countries. Further, it may take years to obtain the approval (or rejection) of patent applications. The validity or enforceability of a patent after its issuance by the Patent and Trademark Office can be challenged in litigation.  The patents protecting our products may be infringed or successfully avoided through design innovation.  The cost of patent litigation may be substantial. If the outcome of the litigation is adverse to the owner of the patent, third parties may then be able to use the invention covered by the patent without payment or permission of the patent owner.

If we lose the services of the scientific personnel not employed by us, the development of our technologies will be substantially delayed or precluded, resulting in a total loss of our investment in technology.

We do not have any employees. Our President, Dr. Nedd does not personally conduct any research activities. We are dependent upon certain key collaborating scientific personnel, who are not employed by us, with respect to the continuing research and development of the ISURF Nerve Regeneration Technology. These individuals are primarily responsible for conducting the actual research activities regarding the ISURF Nerve Regeneration Technology. They are the individuals with the expertise and knowledge required to complete our sponsored research program .. We have no control over whether our principal investigators or other scientific personnel will choose to remain involved with our projects. These individuals are not bound by contract to us nor employed by us. They might move on to other research or to other universities or research institution ..  Because there is no assurance that qualified replacements can be found, the loss of their services may substantially delay if not preclude the continued development of our technologies, in which event we may need to curtail or cease our operations and as a result the value of your investment may be diminished or entirely eradicated.

Compliance with environmental regulations, or dealing with harmful biological materials or hazardous materials involved in our research and development, may require us to divert our limited capital resources.

Our research and development programs do not generally involve the handling of harmful biological materials or hazardous materials, but they may occasionally do so. Iowa State University and we are subject to federal, state and local laws and regulations governing the use, handling, storage and disposal of hazardous and biological materials. If violations of environmental, health and safety laws occur, we could be held liable for damages, penalties and costs of remedial actions. We do not have any insurance coverage with respect to damages or liabilities we may incur as a result of these activities. These expenses or this liability could have a significant negative impact on our business, financial condition and results of operations. We may violate environmental, health and safety laws in the future as a result of human error, equipment failure or other causes. Environmental laws could become more stringent over time, imposing greater compliance costs and increasing risks and penalties associated with violations. We may be subject to potentially conflicting and changing regulatory agendas of political, business and environmental groups.

Changes to or restrictions on permitting requirements or processes, hazardous or biological material storage or handling might require an unplanned capital investment or relocation. Failure to comply with new or existing laws or regulations could harm our business, financial condition and results of operations.

We lack sales and marketing experience and will likely rely on third party marketers.

If we eventually obtain a license to commercialize the ISURF Nerve Regeneration Technology (or any products derived from the technology) we expect to market and sell or otherwise commercialize the ISURF Nerve Regeneration Technology (or any products derived from the technology) through distribution, co-marketing, co-promotion or licensing arrangements with third parties. We cannot currently estimate when, if ever, we will be able to initiate marketing and sales efforts. Moreover, we have no experience in sales, marketing or distribution of medical or photovoltaic products and our current management and staff is not trained in these areas. To the extent that we enter into distribution, co-marketing, co-promotion or licensing arrangements for the marketing or sale of the ISURF Nerve Regeneration Technology (or any products derived from the technology) any revenues received by us will be dependent on the efforts of third parties. If any such parties were to breach or terminate its agreement with us or otherwise fail to conduct marketing activities successfully and in a timely manner, the commercialization of the ISURF Nerve Regeneration Technology (or any products derived from the technology) would be delayed or terminated. We do not have any arrangements with any third parties regarding the commercialization ISURF Nerve Regeneration Technology (or any products derived from the technology) and there is no assurance that we will be able to enter into such agreements on terms acceptable to us.

  Our competition includes both public and private organizations and collaborations among academic institutions and large pharmaceutical companies, most of which have significantly greater experience and financial resources than we do.

Our commercial success will depend on our ability and the ability of our sublicensees, if any, to compete effectively in product development areas such as, but not limited to, safety, efficacy, ease of use, patient or customer compliance, price, marketing and distribution. Our competitors may succeed in developing products that are more effective than any products derived from our research and development efforts or that would render such products obsolete and non-competitive.

  The biotechnology and pharmaceutical industries are characterized by intense competition .. We compete against numerous companies, both domestic and foreign, many of which have substantially greater experience and financial and other resources than we have .. Most of the competition that we encounter will come from companies, research institutions and universities who are researching and developing technologies and products similar to or competitive with any we may develop. Several such enterprises have initiated research programs and/or efforts to develop nerve regeneration programs and may target the same diseases targeted by us. Companies such as Synovis Life Technologies, Inc., Integra LifeSciences Holdings Corporation, SaluMedica, LLC, and AxoGen,Inc.  as well as others, many of which have substantially greater resources and experience in our fields than we do, are well situated to effectively compete with us. In fact, any of the world's largest pharmaceutical companies represents a significant actual or potential competitor with vastly greater resources than ours.

These companies enjoy numerous competitive advantages, including:

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significantly greater name recognition;

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established relations with healthcare professionals, customers and third-party payors;

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established distribution networks;

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additional lines of products, and the ability to offer rebates, higher discounts or incentives to gain a competitive advantage;

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greater experience in conducting research and development, manufacturing, clinical trials, obtaining regulatory , including of the United States Food and Drug Administration (the “FDA” ), approval for products, and marketing approved products; and

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greater financial and human resources for product development, sales and marketing, and patent litigation.

As a result, we may not be able to compete effectively against these companies or their products. For a more thorough description of the companies we believe to be our primary competitors and the products or technologies that they are developing please refer to that portion of this prospectus titled “Description of our Business and Properties-Competition.”

We are subject to substantial government regulation with respect to the development of the ISURF Nerve Regeneration Technology, compliance with which will require capital expenditures beyond our current financial means.

The production and marketing of products which may be developed from the ISURF Nerve Regeneration Technology and our ongoing research and development activities are subject to extensive regulation and review by numerous governmental authorities. The ISURF Nerve Regeneration Technology, and any products derived from the technology, must undergo rigorous preclinical and clinical testing and an extensive regulatory approval process before they can be marketed if they were to receive approval (which they may not in fact receive). This process makes it longer, harder and more costly to bring products which may be developed from our technologies to market.

The pre-marketing approval process can be particularly expensive, uncertain and lengthy, and a number of products for which the FDA approval has been sought by other companies have never been approved for marketing. In addition to testing and approval procedures, extensive regulations also govern marketing, manufacturing, distribution, labeling, and record-keeping procedures. If we do not comply with applicable regulatory requirements, such violations could result in warning letters, non-approval, suspensions of regulatory approvals, civil penalties and criminal fines, product seizures and recalls, operating restrictions, injunctions, and criminal prosecution.

Delays in or rejection of FDA, or other government entity, approval of the ISURF Nerve Regeneration Technology (or products derived from the technology) may also adversely affect our business. Such delays or rejection may be encountered due to, among other reasons, government or regulatory delays, lack of efficacy during clinical trials, unforeseen safety issues, slower than expected rate of patient recruitment for clinical trials, inability to follow patients after treatment in clinical trials, inconsistencies between early clinical trial results and results obtained in later clinical trials, varying interpretations of data generated by clinical trials, or changes in regulatory policy during the period of product development in the United States.

In the United States, more stringent FDA oversight in product clearance and enforcement activities could result in our experiencing longer approval cycles, more uncertainty, greater risk, and higher expenses. Even if regulatory approval of a product is granted, this approval may entail limitations on uses for which the product may be labeled and promoted. It is possible, for example, that we may not receive FDA approval to market the ISURF Nerve Regeneration Technology (or products derived from the technology) for broader or different applications or to market updated products that represent extensions of the ISURF Nerve Regeneration Technology. In addition, assuming we obtain a license to the ISURF Nerve Regeneration Technology, we may not receive FDA approval to export products, based on the ISURF Nerve Regeneration Technology, in the future, and countries to which the products are to be exported may not approve them for import.

Any manufacturing facilities which we would utilize for the production of products based on the ISURF Nerve Regeneration Technology would also be subject to continual review and inspection. The FDA has stated publicly that compliance with manufacturing regulations will be scrutinized more strictly. A governmental authority may challenge our compliance with applicable federal, state and foreign regulations. In addition, any discovery of previously unknown problems with the ISURF Nerve Regeneration Technology, products derived from the technology, or manufacturing facilities used to manufacture the ISURF Nerve Regeneration Technology (or any products derived from the technology) may result in restrictions on the products or the facility, including withdrawal of the product from the market or other enforcement actions.

From time to time, legislative or regulatory proposals are introduced that could alter the review and approval process relating to the ISURF Nerve Regeneration Technology (or products derived from the technology). It is possible that the FDA will issue additional regulations further restricting the sale of the ISURF Nerve Regeneration Technology (or products derived from the technology). Any change in legislation or regulations that govern the review and approval process relating to the ISURF Nerve Regeneration Technology or to any related technologies that we subsequently develop, could make it more difficult and costly to obtain approval for new products based on the ISURF Nerve Regeneration Technology, such additional technologies, or to produce, market, and distribute products derived from such technologies, if approved.

If we ultimately do not obtain the necessary regulatory approvals for the commercialization of the ISURF Nerve Regeneration Technology we will not achieve profitable operations and your investment may be lost.

We have not submitted any product candidates derived from the ISURF Nerve Regeneration Technology for approval by the FDA or any other United States or foreign regulatory agency. Our ability to achieve profitability is dependent on ultimately obtaining regulatory approvals for the ISURF Nerve Regeneration Technology.  There is no assurance that we will be able to obtain such approval. We may experience numerous unforeseen events during, or as a result of, the clinical trial process that could delay or prevent regulatory approval and/or commercialization of the ISURF Nerve Regeneration Technology (or product candidates derived from such technology). The failure to obtain any such necessary regulatory approvals on a timely basis could delay or prevent us from achieving profitability.    There is no assurance that we will be able to obtain such approval. We may experience numerous unforeseen events during, or as a result of, the clinical trial process that could delay or prevent regulatory approval and/or commercialization of the ISURF Nerve Regeneration Technology, including the following:

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the FDA or similar foreign regulatory authorities may find that the ISURF Nerve Regeneration Technology (or product candidates derived from the technology) isnot sufficiently safe or effective or may find our cell culturing processes or facilities unsatisfactory;

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the FDA or similar foreign regulatory authorities may interpret data from preclinical studies and clinical trials differently than we do;

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our clinical trials may produce negative or inconclusive results or may not meet the level of statistical significance required by the FDA or other regulatory authorities, and we may decide, or regulators may require us, to conduct additional preclinical studies and/or clinical trials or to abandon one or more of our development programs;

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the FDA or similar foreign regulatory authorities may change their approval policies or adopt new regulations;

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there may be delays or failure in obtaining approval of our clinical trial protocols from the FDA or other regulatory authorities or obtaining institutional review board approvals or government approvals to conduct clinical trials at prospective sites;

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we, or regulators, may suspend or terminate our clinical trials because the participating patients are being exposed to unacceptable health risks or undesirable side effects;

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we may experience difficulties in managing multiple clinical sites;

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enrollment in our clinical trials for our product candidates may occur more slowly than we anticipate, or we may experience high drop-out rates of subjects in our clinical trials, resulting in significant delays;

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we may be unable to manufacture or obtain from third party manufacturers sufficient quantities of our product candidates for use in clinical trials; or

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the ISURF Nerve Regeneration Technology (or product candidates derived from the technology)  may be deemed unsafe or ineffective, or may be perceived as being unsafe or ineffective, by health care providers for a particular indication.

The failure to obtain any such necessary regulatory approvals on a timely basis could delay or prevent us from achieving profitability.  This would result in the loss of your investment.  Moreover, even if the ISURF Nerve Regeneration Technology, or any products based on such technologies, are commercialized, we may still not achieve profitable operations, in which event we may need to curtail or cease our operations and as a result the value of your investment may be diminished or entirely eradicated.

The research to be conducted regarding the ISURF Nerve Regeneration Technology is based on the use of human stem cells obtained from fetal tissue, the use of which may be limited or prohibited under federal and/or state laws.

The restrictions relating to the use of human stem cells obtained from fetal tissue change from time to time and may become more onerous. Additionally, we may not be able to identify or develop reliable sources for the cells necessary for our potential products-that is, sources that follow all state and federal guidelines for cell procurement. Further, we may not be able to obtain such cells in the quantity or quality sufficient to satisfy the commercial requirements for the ISURF Nerve Regeneration Technology. As a result, we may be unable to develop the ISURF Nerve Regeneration Technology or produce our products based on the ISURF Nerve Regeneration Technology in a profitable manner.

Although we do not use embryonic stem cells, government regulation and threatened regulation of embryonic tissue may lead top researchers to leave the field of stem cell research, or the country, in order to assure that their careers will not be impeded by restrictions on their work. Similarly, these factors may induce the best graduate students to choose other fields less vulnerable to changes in regulatory oversight, thus exacerbating the risk, discussed below, that we may not be able to attract and retain the scientific personnel we need in face of the competition among pharmaceutical, biotechnology and health care companies, universities and research institutions for what may become a shrinking class of qualified individuals. In addition, constraints on the use of embryonic stem cells could be extended to use of fetal stem cells. Moreover, it is possible that concerns regarding research using embryonic stem cells will impact our ability to attract collaborators and investors; this, in turn, could adversely affect our stock price.

Our research and development program with respect to the ISURF Nerve Regeneration Technology may be adversely affected by the risks associated with the use of human test subjects.

Assuming that we are able to further develop and enhance the ISURF Nerve Regeneration Technology to a point where human clinical trials are required, such trials will be dependent upon, among other factors, the rate of patient enrollment. Patient enrollment is a function of many factors, including the size of the patient population, the nature of the protocol, the availability of alternative treatments, the proximity of eligible patients to clinical sites and the eligibility criteria for the study. Delays in planned patient enrollment might result in increased costs and delays, which could have a material adverse effect on us. We, our future collaborators, if any, or the FDA or other regulatory agencies may suspend clinical trials at any time if the subjects or patients participating in such trials are being exposed to unacceptable health risks. In addition, clinical trials are often conducted with patients having the most advanced stages of disease. During the course of treatment, these patients can suffer adverse medical effects or die for reasons that may not relate to the product being tested, but which can nevertheless affect adversely any results generated from clinical trials.

We may be required to comply with rules regarding animal testing with respect to the ISURF Nerve Regeneration Technology which may limit the success of our research and development program.

The research and development efforts regarding the ISURF Nerve Regeneration Technology, which are sponsored by us, involve laboratory animals. We may be adversely affected by changes in laws, regulations or accepted procedures applicable to animal testing or by social pressures that would restrict the use of animals in testing or by actions against us or our collaborators by groups or individuals opposed to such testing.

Risks Particular to Our Common Stock

Mr. Harmel Rayat,  our director , Chief Financial Officer and principal shareholder , will own approximately 68% of our issued and outstanding stock. This ownership interest may preclude you from influencing significant corporate decisions.

 Upon completion of the distribution by Octillion, Mr. Harmel S. Rayat, our Chief Financial Officer and director, will in the aggregate, beneficially own approximately 68% of our outstanding common stock. As a result, he will be able to exercise a controlling influence over matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions, and will have significant control over our management and policies. Mr. Rayat’s interests may at times be different from yours. For example, he may support proposals and actions with which you may disagree or which are not in your interests. The concentration of ownership could delay or prevent a change in control of our company or otherwise discourage a potential acquirer from attempting to obtain control of our company, which in turn could reduce the price of our common stock. In addition, Mr. Rayat could use his voting influence to maintain our existing management and directors in office, delay or prevent changes of control of our company, or support or reject other management and board proposals that are subject to shareholder approval, such as amendments to our employee stock plans and approvals of significant financing transactions.

There is no trading market for our common stock and if a market for our common stock does not develop, you may be unable to resell any of the shares received by you from Octillion.

There is currently no trading market for our common stock and such a market may not develop or be sustained. We currently intend to have our common stock quoted on the OTC Bulletin Board upon the effectiveness of registration statement of which this prospectus forms a part. In order to do this, a registered broker/dealer must file a Form 15c-211 to allow the broker/dealer to make a market in our shares of common stock. At the date hereof, we have not discussed such a filing with any such broker/dealer and are not aware that any broker/dealer has any such intention. Therefore we cannot provide our investors with any assurance that our common stock will be quoted for trading on the OTC Bulletin Board or a listing service or stock exchange, or if so quoted or listed, that a public trading market will develop. Further, the OTC Bulletin Board is not a listing service or exchange, but is instead a dealer quotation service for subscribing members. If our common stock is not quoted on the OTC Bulletin Board or if a public market for our common stock does not develop, then you may be limited in your ability to resell the shares of our common stock that they have purchased and may lose all of your investment. You may be required to retain ownership of your shares indefinitely.

If a trading market for our common stock were to be established, the market price of our common stock may be significantly affected by factors such as actual or anticipated fluctuations in our operation results, general market conditions and other factors. In addition, the stock market has from time to time experienced significant price and volume fluctuations that have particularly affected the market prices for the shares of developmental stage companies, which may materially adversely affect the market price of our common stock as well as your ability to resell the shares that you may have acquired.

We may compete for the time and efforts of our officers and directors.

Certain of our officers and directors are also officers, directors, and employees of other companies, and we may have to compete with the other companies for their time, attention and efforts; none of our officers and directors anticipate devoting more than approximately twenty-five (25%) percent of their time to our matters.   We currently have no employment agreements with any of our officers and directors imposing any specific condition on our officers and directors regarding their continued employment by us.

Our business may suffer if we do not attract and retain qualified officers and personnel as business expands.

Our success will depend in large measure on the abilities, expertise, judgment, discretion integrity and good faith of our management and other personnel in conducting our business. We have a small management team consisting of Kaiyo Nedd our President and director and Harmel S. Rayat our director, Secretary, Treasurer, Chief Financial Officer, and Principal Accounting Officer. Except for Dr. Nedd, we currently do not pay any of our officers and directors any compensation other than expense reimbursement. The loss of either of these individuals or our inability to attract suitably qualified replacements, given our limited capital resources, should either of these individuals resign could materially adversely impact our business. There are no employment contracts or agreements between us and any of our directors and officers. Since we do not have any employee stock option or other benefit plans, and have limited working capital, we may not be able to attract and/or retain qualified officers, personnel or consultants as our business operations may require because we may not be able to adequately compensate such individuals; and, as a result our business may suffer.  We do not have plans to hire any employees at least through August 31, 2009.

Our proposed businesses raise potential conflicts of interests between certain of our officers and directors and us.

Certain of our directors are or may become directors and employees of other technology companies and, to the extent that such other companies may participate in ventures in which we may participate, our directors may have a conflict of interest in negotiating and concluding terms regarding the extent of such participation by us and such other companies. In addition, directors may present potential prospects to such other companies rather than presenting the opportunities to us or be affiliated with companies developing technologies which may compete with our technologies. We have not established any mechanisms regarding the resolution of any such conflict if it were to arise; accordingly, there is no assurance that any such conflict will be resolved in a manner that would not be adverse to our interest.

We may conduct equity offerings in the future in which case your shareholdings will be diluted.

Since our inception, we have relied on capital from our parent, Octillion, to fund our operations. In the future, we will rely on equity offerings to finance our business operations, our current research and development activities and any subsequent projects that we decide to undertake, if at all. If we issue additional stock, your percentage interest in us will be diluted. The result of this could reduce the value of your stock.

Sales of our common stock by our principal shareholders following the Distribution my cause the market price, if any, of our common stock to decline.  Following the Distribution, our two principal shareholders, Harmel S. Rayat and the Quercus Trust, will own respectively 36,749,600 and 3,444,770 (constituting in the aggregate of approximately 75% of our issued and outstanding stock).  Sales of our common stock by these shareholders may adversely affect the market price of our common stock should a trading market develop.

Our compliance with changing laws and rules regarding corporate governance and public disclosure may result in additional expenses to us which, in turn, may adversely affect our ability to continue our operations.

Keeping abreast of, and in compliance with, changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002, new SEC regulations and, in the event we are ever approved for listing on either NASDAQ or a registered exchange, NASDAQ and stock exchange rules, will require an increased amount of management attention and external resources. We intend to continue to invest all reasonably necessary resources to comply with evolving standards, which may result in increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities. This could have an adverse impact on our ongoing operations.

The distribution of our shares by Octillion may result in tax liability to you.

You may be required to pay income tax on the value of your shares of common stock received in connection with the spin-off distribution. This distribution may be taxable to you as a dividend and/or as a capital gain, depending upon the extent of your basis in the Octillion stock which you hold. You are advised to consult your own tax advisor as to the specific tax consequences of the distribution. Please refer to the section of this prospectus titled “US Federal Income Tax Consequences of the Distribution.”

Our common stock is a "penny stock," and because "penny stock” rules will apply, you may find it difficult to sell the shares of our common stock you acquired in this offering.

Our common stock will be deemed a “penny stock” as that term is defined under Rule 3a51-1 of the Securities Exchange Act of 1934. Generally, a "penny stock" is a common stock that is not listed on a securities exchange and trades for less than $5.00 a share. Prices often are not available to buyers and sellers and the market may be very limited. Penny stocks in start-up companies are among the riskiest equity investments. Broker-dealers who sell penny stocks must provide purchasers of these stocks with a standardized risk-disclosure document prepared by the U.S. Securities & Exchange Commission. The document provides information about penny stocks and the nature and level of risks involved in investing in the penny stock market. A broker must also give a purchaser, orally or in writing, bid and offer quotations and information regarding broker and salesperson compensation, make a written determination that the penny stock is a suitable investment for the purchaser, and obtain the purchaser's written agreement to the purchase. Many brokers choose not to participate in penny stock transactions. Because of the penny stock rules, there is less trading activity in penny stocks and you are likely to have difficulty selling your shares.

Since we do not intend to pay dividends for the foreseeable future you   must rely solely on sales of your common stock after price appreciation, which may never occur, as the only way to realize on your investment ..

We currently intend to retain future earnings, if any, to support the development and expansion of our business and do not anticipate paying cash dividends in the foreseeable future. Our payment of any future dividends will be at the discretion of our board of directors after taking into account various factors, including but not limited to our financial condition, operating results, cash needs, growth plans and the terms of any credit agreements that we may be a party to at the time. Accordingly, investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize their investment.

Because a majority of our directors and officers are located outside of the United States, investors may be limited in their ability to enforce civil actions against our assets or our directors and officers.

We are a company  incorporated  under the laws of Nevada, but because we are a company  headquartered  in  Canada  our  investors  may  have  difficulty enforcing civil liabilities  under the U.S. federal  securities laws against our officers and  directors,  especially  because some of our directors and officers reside in Canada.  Because some of our assets are located  outside the U.S.,  it may be  difficult  for an  investor  to sue,  for any  reason,  us or any of our directors  or officers  through U.S. jurisdictions.  If an investor was able to obtain a judgment against us or any of our directors or officers in a U.S. court based on U.S. securities laws or other reasons, it may be difficult to enforce such judgment in Canada. We are uncertain as to the enforceability, in original actions in Canadian courts, of liability based upon the U.S. federal securities laws and as to the enforceability in Canadian courts of judgments of U.S. courts obtained in actions based upon the civil liability provisions of the U.S. federal securities laws.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. Forward-looking statements, which involve assumptions and describe our future plans, strategies, and expectations, are generally identifiable by use of the words “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” or “project” or the negative of these words or other variations on these words or comparable terminology. These statements are expressed in good faith and based upon a reasonable basis when made, but there can be no assurance that these expectations will be achieved or accomplished.

Such forward-looking statements include statements regarding, among other things, (a) the potential markets for our technologies, our potential profitability, and cash flows (b) our growth strategies, (c) expectations from our ongoing sponsored research and development activities (d) anticipated trends in the technology industry, (e) our future financing plans and (f) our anticipated needs for working capital. This information may involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance, or achievements to be materially different from the future results, performance, or achievements expressed or implied by any forward-looking statements. These statements may be found under “Management’s Plan of Operation” and “Description of Our Business and Properties,” as well as in this prospectus generally. Actual events or results may differ materially from those discussed in forward-

looking statements as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” and matters described in this prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this filing will in fact occur. In addition to the information expressly required to be included in this filing, we will provide such further material information, if any, as may be necessary to make the required statements, in light of the circumstances under which they are made, not misleading.

Although forward-looking statements in this report reflect the good faith judgment of our management, forward-looking statements are inherently subject to known and unknown risks, business, economic and other risks and uncertainties that may cause actual results to be materially different from those discussed in these forward-looking statements. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this report. We assume no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this report, other than as may be required by applicable law or regulation. Readers are urged to carefully review and consider the various disclosures made by us in our reports filed with the Securities and Exchange Commission which attempt to advise interested parties of the risks and factors that may affect our business, financial condition, results of operation and cash flows. If one or more of these risks or uncertainties materialize, or if the underlying assumptions prove incorrect, our actual results may vary materially from those expected or projected.  We will have little likelihood of long-term success unless we are able to continue to raise capital from the sale of our securities until, if ever, we generate positive cash flow from operations.

The Private Securities Litigation Reform Act of 1995, which provides a “safe harbor” for similar statements by existing public companies, does not apply to our offering because, as this is our initial public filing, we are not yet a reporting issuer.  In addition, the Private Securities Litigation Reform Act of 1995 does not apply to us because our stock qualifies as “penny stock.”

USE OF PROCEEDS

We will not receive any funds as a result of the distribution to be made by Octillion in accordance with this prospectus.

MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

There currently exists no public trading market for our common stock, and we cannot assure you that such a market will develop in the future. In the absence of an active public trading market, an investor may not be able to liquidate his investment without considerable delay, if at all.

We expect that if a market for our shares does develop, it will be on for quotation on the Over-the-Counter Bulletin Board (OTCBB) following the declaration of effectiveness of this registration statement. In order for this to occur, a market maker (registered broker/dealer) must file a Form 211 that will allow it to publish a price quotation for our stock on the OTCBB for trading purposes.

At the date hereof, we have no agreement with any broker or dealer to submit a Form 211(providing relevant and required information about us to FINRA) on our behalf, nor are we aware that any broker/dealer has any intention of filing the Form 211. We cannot provide our investors with any assurance that our common stock will be traded on the OTCBB or, if traded, that a public market will materialize, the price for our securities may be highly volatile and may bear no relationship to our actual financial condition or results of operation. The fact that we currently do not have, and may not obtain, a broker/dealer to submit the Form 211 on our behalf, for our securities , could adversely affect your ability to dispose of, or to obtain accurate quotations as to the price of, our securities and may also negatively affect the value of the securities

You should also note that the OTCBB is not a listing service or exchange, but is instead a dealer quotation service for subscribing members. If our common stock is not quoted on the OTCBB or if a public market for our common stock does not develop, then investors may not be able to resell the shares of our common stock that they have purchased and may lose all of their investment. If we do establish a trading market for our common stock, the market price of our common stock may be significantly affected by factors such as actual or anticipated fluctuations in our operation results, general market conditions and other factors. In addition, the stock market has from time to time experienced significant price and volume fluctuations that have particularly affected the market prices for the shares of developmental stage companies, which may materially adversely affect the market price of our common stock. Accordingly, investors may find that the price for our securities may be highly volatile and may bear no relationship to our actual financial condition or results of operation ..

We have agreed to register 53,864,600 shares under the Securities Act for distribution by Octillion, our sole shareholder, to its shareholders. Following such distribution, Mr. Harmel S. Rayat, our Chief Financial Officer and Director, will own 36,749,600 shares or approximately sixty-eight percent (68%) of our issued and outstanding shares.

 Pursuant to Rule 144, if affiliates have held their restricted shares for more than one year, and commencing 90 days after we have become a reporting issuer and assuming compliance with the requirements of Rule 144, each such affiliate may sell, together with all sales of restricted and other securities of the same class for the account of the same person within the preceding three months, up to a maximum of one percent of the issued and outstanding shares of our company. Since the shares to be owned by Mr. Rayat have been registered, Mr. Rayat may be able to rely on Rule 144 for the public resale of his shares.

As of October 30 , 2007 , there were 53,864,600 shares issued and outstanding. Accordingly, an affiliate, generally, may sell up to one percent (538,646) shares every three months. If the affiliates are acting in concert as a group, then all restricted securities that they sell will be combined in determining whether they have exceeded the maximum amount that could be sold.

All shares owned by affiliates will continue to be subject to the resale limitations imposed by Rule 144 for so long as such persons remain an affiliate of our company.

Our common stock is a “penny stock” as that term is defined under Rule 3a51-1 of the Securities Exchange Act of 1934. Generally, a "penny stock" is a common stock that is not listed on a securities exchange and trades for less than $5.00 a share. Prices often are not available to buyers and sellers and the market may be very limited. Penny stocks in start-up companies are among the riskiest equity investments. Broker-dealers who sell penny stocks must provide purchasers of these stocks with a standardized risk-disclosure document prepared by the U.S. Securities & Exchange Commission. The document provides information about penny stocks and the nature and level of risks involved in investing in the penny stock market. A broker must also give a purchaser, orally or in writing, bid and offer quotations and information regarding broker and salesperson compensation, make a written determination that the penny stock is a suitable investment for the purchaser, and obtain the purchaser's written agreement to the purchase. Many brokers choose not to participate in penny stock transactions. Because of the penny stock rules, there is less trading activity in penny stock and you are likely to have difficulty selling your shares.

Dividends

We have not paid any dividends on our common stock and our board of directors presently intends to continue a policy of retaining earnings, if any, for use in our operations. The declaration and payment of dividends in the future, of which there can be no assurance, will be determined by the board of directors in light of conditions then existing, including earnings, financial condition, capital requirements and other factors. The Nevada Revised Statutes prohibit us from declaring dividends where, if after giving effect to the distribution of the dividend:

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We would not be able to pay our debts as they become due in the usual course of business; or

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Our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of shareholders who have preferential rights superior to those receiving the distribution.

Except as set forth above, there are no restrictions that currently materially limit our ability to pay dividends or which we reasonably believe are likely to limit materially the future payment of dividends on common stock.

Transfer Agent

The transfer agent of our common stock is Holladay Stock Transfer, Inc., 2939 North 67th Place, Scottsdale, Arizona  85251.

 MANAGEMENT’S PLAN OF OPERATION

Overview

We are a development stage technology focused on the research and development, and eventual commercial exploitation of the ISURF Nerve Regeneration Technology.

Our business model is premised upon the use of established research infrastructure owned by the various institutions that we deal with, saving significant capital which would otherwise be required for such things as land and building acquisition, equipment and furniture purchases, and other incidental start up costs. Our current research and development activities are focused on the development of the ISURF Nerve Regeneration Technology.

We have not generated any revenues and have incurred losses of $163,042 since inception. We have incurred losses of $27,405 and $82,739 respectively, during the years ended August 31, 2007 and 2006.  Cash on hand at August 31, 2007 and 2006, totaled $399,055 and $0, respectively.

We had a working capital surplus (deficiency) of $399,055 and $(135,537) at August 31, 2007, and August 31, 2006, respectively, and a shareholders’ capital equity (deficiency) of $399,055 at August 31, 2007 and $(135,537) at August 31, 2006.  We do not anticipate any revenues from operations for the foreseeable future.  Accordingly, we will need to obtain financing from other sources to meet our obligations. These sources may include, but not limited to, private individuals, brokerage firms, banks, and hedge funds. We currently have not identified any specific source and do not have any arrangement with any person regarding any such financing.

Since inception we have financed our operations primarily with funds from our parent company, Octillion, in the aggregate amount of $561,997. The recovery of this amount was waived by Octillion as part of the Distribution process.  The amount recorded as additional paid in capital on our balance sheet.  We have no agreements or understandings with Octillion regarding any further advances once it completes the spin out of the MicroChannel Shares to its shareholders.

Our long-term capital requirements and the adequacy of our available funds will depend upon many factors, including:

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the progress of our research, and development programs;

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changes in existing collaborative relationships;

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our ability to establish additional collaborative relationships;

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the magnitude of our research and development programs;

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the scope and results of preclinical studies and clinical trials to the extent required;

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competitive and technological advances;

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the time and costs involved in obtaining regulatory approvals;

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the costs involved in preparing, filing, prosecuting, maintaining and enforcing patent claims;

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our dependence on others for development and commercialization of our product candidates, in particular, our neuraminidase inhibitor; and

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successful commercialization of our products consistent with our licensing strategy.

Additional funding, whether through the sale of securities or collaborative or other arrangements with corporate partners or from other sources, may not be available when needed or on terms acceptable to us. The issuance of preferred or common stock or convertible securities, with terms and prices significantly more favorable than those of the currently outstanding common stock, could have the effect of diluting or adversely affecting the holdings or rights of our existing shareholders. In addition, collaborative arrangements may require us to transfer certain material rights to such corporate partners. We plan to continue to seek other sources of financing on favorable terms; however, there are no assurances that any such financing can be obtained on favorable terms, if at all.

We hope to keep operating costs to a minimum until we achieve positive cash flow through financings or operating activities. If we are unable to generate profits or unable to obtain sufficient additional funds for our working capital needs, we may need to delay, scale-back or eliminate certain of our research and development programs or cease operations. In view of these conditions, our ability to continue as a going concern is in substantial doubt and dependent upon achieving a profitable level of operations and on the ability of the Company to obtain necessary financing to fund ongoing operations.

Results of operations

Year ended August 31, 2007 compared to year ended August 31, 2006

We did not generate any revenues for the years ended August 31, 2007 and August 31, 2006.

As of August 31, 2007, our accumulated deficit was $163,042, and as a result, there has been no provision for income taxes to date.

For the year ended August 31, 2007, we incurred a net loss of $27,405, compared to a net loss of $82,739 for the same period in 2006, a decrease of 67%. The decrease is primarily attributable to a decrease in research and development costs.

Liquidity and future capital requirements

As of August 31, 2007, we had a cash balance of $399,055. Net cash flows provided ( used in ) operating activities was $ (27,405) , for the year ended August 31, 2007, compared to net cash flow of $82,739 for the same period in 2006; the decrease was primarily due to a decrease in research and development costs. Under the terms of the Sponsored Project Agreement, we are required to fund $50,000 (in bi-monthly installments) through September 30, 2008.

As noted above, we have no agreements or understandings with Octillion regarding any further advances once it completes the spinout of its shares of our common stock to its shareholders. Accordingly, we intend to seek additional funds from shareholders and third parties to finance our operations. We have no agreements or understandings with anyone regarding such financings.

Due to the “start up” nature of our business, we expect to incur losses as business activities expand.   We believe that we have sufficient working capital to meet our capital requirements for at least the next twelve months. We expect to keep operating costs to a minimum until cash is available through financing or operating activities. We will continue to seek other sources of financing on favorable terms; however, there are no assurances that any such financing can be obtained on favorable terms, if at all.   If we are unable to generate profits or unable to obtain additional funds for our working capital needs, we have to cease operations.  Furthermore, there is no assurance the net proceeds from any successful financing arrangement will be sufficient to satisfy our cash requirements of our ongoing sponsored research activities.

Off-Balance Sheet Items

We do not have any off-balance sheet items.

Critical Accounting Policies

Our discussion and analysis or plan of operations is based upon our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States.  The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities.  On an on-going basis, we evaluate our estimates, including those related to income taxes and contingencies.  We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources.  Actual results may differ from these estimates under different assumptions or conditions.

Our management believes the following critical accounting policies reflect the more significant estimates and assumptions used in the preparation of our financial statements.

Income Taxes - We record a valuation allowance to reduce our deferred tax assets to the amount that is more likely than not to be realized. We have considered future market growth, forecasted earnings, future taxable income, and prudent and feasible tax planning strategies in determining the need for a valuation allowance. We currently have recorded a full valuation allowance against net deferred tax assets as we currently believe it is more likely than not that the deferred tax assets will not be realized.

Contingencies - We may be subject to certain asserted and unasserted claims encountered in the normal course of business. It is our belief that the resolution of these matters will not have a material adverse effect on our financial position or results of operations, however, we cannot provide assurance that damages that result in a material adverse effect on our financial position or results of operations will not be imposed in these matters.  We account for contingent liabilities when it is probable that future expenditures will be made and such expenditures can be reasonably estimated.

DESCRIPTION OF OUR BUSINESS AND PROPERTIES

You should rely only on the information contained in this prospectus or any supplement hereto. We have not authorized anyone to provide you with different information. If anyone provides you with different information you should not rely on it. We are not making an offer to sell the shares in any jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus regardless of the date of delivery of this prospectus or any supplement hereto, or the sale of the shares.  Our business, financial condition, results of operations and prospects may have changed since that date.

We obtained statistical data and certain other industry forecasts used throughout this prospectus from market research, publicly available information and industry publications. We have not sought the consent of the sources to refer to their reports or articles in this prospectus.

Background

We were incorporated in the State of Nevada on February 28, 2005. Our corporate headquarters is located at 1628 West 1st Avenue, Suite 216, Vancouver, British Columbia, V6J 1G1.  Our telephone number is 604-659-5008. We were organized by Octillion, our sole shareholder, for the purpose of sponsoring research and development activities related to nerve regeneration.

We are a development stage technology company focused on the identification, acquisition, development of technologies and products which we believe have the potential for commercialization. Our strategy is to initially acquire rights to technologies and products that are being developed by third parties, primarily universities and government agencies, through cooperative research and development agreements. To date we have had no sales and no revenues; we have minimal assets and have incurred losses since inception.  We are uncertain as to when, if ever, we will generate revenues.

We do not have any employees and do not expect to hire any employees at least through August 31, 2009.  We have no employments with any of our officers or directors; and none of our officers and directors are expected to expend more than 25% of their time on our operations.

The ISURF Nerve Regeneration Technology

On April 29, 2005, we entered into an Option Agreement with ISURF, pertaining to ISURF Nerve Regeneration Technology which is the subject of the ISURF Patent.  The ISURF Agreement grants us an exclusive worldwide option to obtain a license to make, use, and sell nerve regeneration products developed from the ISURF Nerve Regeneration Technology.

Under terms of the ISURF Agreement, we have the right to negotiate the terms of our license with ISURF upon payment of a flat fee of $2,000 (which has been paid) and the funding of two research projects, currently being conducted at ISU through our Sponsored Project Agreement.

Pursuant to the Sponsored Project Agreement, we are funding in vitro (test tube) and in vivo (animal) studies using commercially available neural (nervous system-related) stem cell lines, which can develop into or “differentiate preferentially” to neurons and astrocytes (cells in the central nervous system).  We are working towards ‘seeding’ these cells with chemicals -- which together, promote nerve cell growth -- inside very small ‘nano-sized’ grooves machined along the inner walls of conduits (tubes).  Our goal, subject to successful research outcomes and appropriate regulatory approvals, is the development of commercially viable, biodegradable conduits which promote nerve growth, and can be surgically implanted in human patients at nerve damaged sites in order to regenerate peripheral and optic nerves.  Our research effort at ISU is in its early stages.

Under terms of the ISURF Agreement, we have agreed to fund two research projects at ISU, the first of which is titled “ Conduits with Micropatterned Films for Peripheral Nerve Regeneration ”, in the amount of $205,839.   As of August 31, 2007, we had paid a total of $155,839 to support this research project ; these funds were advanced to us by our parent company, Octillion.  We are obligated to pay an additional $50,000, payable bi-monthly installments thru September 30, 2008 with the first payment due on January 2008.   Contingent upon satisfactory progress and success of this first research project, which is currently ongoing , we have also agreed to provide an additional $73,166 for the second project , titled “Conduits with Micropatterned Films for Optic Nerve Regeneration,” which will test the efficacy of biodegradable micropatterned conduits on optic nerve regeneration.

We have not yet initiated the second research project and there can be no assurance that outcomes from our ongoing prerequisite research will prompt us to do so.  Accordingly, we cannot currently estimate with any accuracy the amount of additional funds or time required to successfully commercialize the technology, because the actual cost and time may vary significantly depending on results of current basic research and development and product testing, cost of acquiring an exclusive license, changes in the focus and direction of our research and development programs, competitive and technological advances, the cost of filing, prosecuting, defending and enforcing patent claims, the regulatory approval process, manufacturing, marketing and other costs associated with commercialization of products following receipt of regulatory approvals and other factors.

Our option to license products developed from the ISURF Nerve Regeneration Technology is valid until two months after completion of both research projects at ISU.  In order to exercise our option, we must provide to ISURF a written notice of our intent to license the technology and an acceptable development plan.  Upon ISURF’s receipt of notice and a development plan acceptable to ISURF, both parties have agreed to enter into good faith negotiations regarding the terms of a license agreement, the said agreement to be entered into no later than three months after the date we exercise our option.  Our failure to provide timely notice and an acceptable development plan would be deemed a waiver of our option.

If we are unable to design a development plan acceptable to ISURF, or we are unable to reach agreement with ISURF regarding the terms and conditions of licensing the products developed from the ISURF Nerve Regeneration Technology, we will not be refunded any payments made by us to ISU in order to fund the two research projects referenced in the ISURF Agreement.

The development plan pertaining to the ISURF Nerve Regeneration Technology will require us to provide details such as timelines of major milestones for governmental approvals, marketing approach, competitive overview, and anticipated product launch date.  We may not be successful in presenting an acceptable development plan to, or in negotiating a license with, ISURF.  Among the items to be negotiated will be, but not limited to, licensing fees, reimbursement of patents costs, royalty rates, sub-licensing fees, and performance milestones upon reaching Phase I, II and III clinical trials and a milestone for obtaining the approval of the FDA, which may require substantial cash payments from us.

We may not be able to make required cash payments, if any, when due or achieve the necessary milestones and other requirements which may be set out in any license we receive from ISURF. If we do not, we will risk the loss of our license and our right to develop and market products, if any, derived from the ISURF Nerve Regeneration Technology. Termination of our license, if obtained by us, could result in us being unable to continue development of the ISURF Nerve Regeneration Technology or products derived from the ISURF Nerve Regeneration Technology and production and marketing of approved products, if any, derived from the ISURF Nerve Regeneration Technology. Consequently, termination of this license would have a material adverse effect on the business, financial condition and results of our operations. Please refer to the section of this prospectus titled Risk Factors.

The "Conduits with Micropatterned Films for Peripheral Nerve Regeneration" Research Project

Through this project, we are undertaking in vitro (test tube) and in vivo (animal) studies using commercially available neural (nervous system-related) stem cell lines, which can develop into or ‘differentiate preferentially’ to neurons and astrocytes (cells in the central nervous system).  We are ‘culturing’ or growing these cells and analyzing their behavior in order to determine how they can best grow on films made of natural and synthetic compounds (polymers) which have the ability to break down or ‘biodegrade’ into substances that are harmless to the human body.  These films are ‘seeded’ with cells and chemicals which work together to promote nerve cell growth.  The films are then placed inside very small ‘nano-sized’ grooves which have been machined along the inner walls of conduits (tubes) made of biodegradable polymers.  During the in vivo studies, these conduits will be surgically implanted in rats at the site of a severed sciatic nerve, the longest nerve in the body which starts at the lower back and supplies sensation and response to nearly the whole of the leg, the muscles of the back of the thigh, and those of the leg and foot. Because the sciatic nerve is severed, the rats are unable to walk.  Throughout the in vivo studies, the ability of our surgically implanted biodegradable conduits to regenerate the damaged sciatic nerve will be observed and investigated, both for the functional response of the rats and the physical (morphological) regeneration of the nerves.

To date, in vivo research outcomes have observed regeneration of the sciatic nerve in rats using our surgically implanted biodegradable conduits.  We believe, however, that by modifying factors such as the kinds of cells used in our technology, we may be able to improve important recovery considerations such as the rate at which the nerve has regenerated, and eliminate or decrease the shrinkage or loss of muscle tissue (atrophy) which has been observed in these experiments.

We believe this research project will have produced satisfactory progress and success when researchers are able to consistently measure strong cell growth and observe timely nerve regeneration without muscle atrophy in in vivo experiments; it is not possible to determine how long this progress may take or whether or not such success can be achieved.

Under the terms of the ISURF Agreement, when this research project is able to produce satisfactory progress and success, we have agreed to provide an additional $73,166 for a second project, titled “Conduits with Micropatterned Films for Optic Nerve Regeneration.”

At this time, we cannot estimate with any certainty when the currently fund research projects will be completed.

The "Conduits with Micropatterned Films for Optic Nerve Regeneration" Research Project

Based on the progress and success of the "Conduits with Micropatterned Films for Peripheral Nerve Regeneration" research project, the research will be expanded and our timeline extended to include studies on optic nerve regeneration. The results of the in vitro studies performed in the case of the peripheral nerve regeneration will be used to plan in vivo studies, using rat models.

Optic Nerve Regeneration Budget

2007
A. Salaries, Wages & Fringe Benefits	$32,355
B. Materials and Supplies	$15,000
D. Tuition	$3,554
H. Total Direct Costs	$50,909
E. Indirect Costs	$22,257
Total Project Cost	$73,166

Market Overview for the ISURF Nerve Regeneration Technology

We believe that a significant market opportunity exists for technologies or products developed from such technologies, that are capable of restoring full or substantially full nerve functionality following peripheral or optic nerve damage. Peripheral nerve damage, as a result of a penetrating trauma (by way of accidents, fractures, lacerations, etc.) or an iatrogenic injury (e.g. unintended consequence of prostatectomy surgery) often leads to debilitating pain, and to the inability to move muscles or feel normal sensations. Peripheral neuropathy, a general term referring to disorders of peripheral nerves that reportedly affects at least 20 million people in the United States , according to the Neuropathy Association .. Peripheral neuropathy can be caused by nerve compression, entrapment, laceration, exposure to toxins and even certain types of diseases. For example, individuals with diabetes can, over time, have damage to nerves throughout the body, which may lead to numbness, pain and weakness in the hands, arms, feet, and legs. An estimated 50 percent of those with diabetes have some form of neuropathy. In fact, the American Diabetes Association estimates that more than half of all lower limb amputations in the United States occur in people with diabetes, about 86,000 amputations per year.

Optic nerve damage is often a result of traumatic injury and or retinal disorders. Many retinal disorders, such as diabetic retinopathy and age-related macular degeneration (AMD), are accompanied by damage to the retinal ganglion cells, a hallmark of many ophthalmic diseases, disrupting the transmission of signals from the optic nerve to the brain, resulting in loss of sight. According to the American Diabetes

Association, diabetes mellitus is reportedly the leading cause of loss of vision in Americans of working age (20-60 years old) and AMD is the leading cause of loss of vision in Americans over 60 years old.

Current surgical techniques for repairing damaged nerves have yielded only moderate success to date. Similarly, use of bioartificial nerve grafts and other experimental technologies have had limited success and applicability. The failure of current biomedical technologies and surgical techniques to adequately repair peripheral and optic nerve damage, has created, in our view, a significant market opportunity for technologies or products, that may restore full (or substantially full) nerve functionality in the event of nerve damage.

Through our arrangement with ISURF, we plan to fund various in vitro and in vivo (animal) studies using commercially available neural stem cell lines, which can differentiate preferentially to neurons and astrocytes (cells in the central nervous system).  Our goal, subject to successful basic research outcomes and, ultimately, to appropriate regulatory approvals, is the development of commercially viable, clinically and medically approved, biodegradable micropatterned conduits useful in the surgical repair of damaged peripheral and optic nerves.

Sales and Marketing

Ultimately, we plan to market products, if any, developed from the ISURF Nerve Regeneration Technology for which we obtain regulatory approval through co-marketing, co-promotion, licensing and distribution arrangements with third party collaborators. No such arrangements presently exist. We believe that this approach will both increase market penetration and commercial acceptance of our products and enable us to avoid expending significant funds to develop a large sales and marketing organization.  Please refer to “Risk Factors.”

Competition

Competition in the biotechnology industry is intense. We face competition from many companies, major universities and research institutions in the United States and abroad. Many of our competitors have substantially greater resources, experience in conducting preclinical studies and clinical trials and obtaining regulatory approvals for their products, operating experience, research and development and marketing capabilities and production capabilities. We will face competition from companies marketing existing products or developing new products for conditions targeted by our technologies, which may render our technologies absolute. The description of the products and technologies being developed or marketed by our competitors listed below have been taken from publicly available documents or reports file by these companies.

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Synovis Life Technologies, Inc. – has the Neurotube®, a bioabsorbable nerve conduit which Synovis purchased from Neuroregen, LLC;

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Integra LifeSciences Holdings Corporation – has the NeuraGen™ Nerve Guide, an implantable device that provides a protective environment for a severed nerve after injury;

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SaluMedica, LLC – has the SaluBridge nerve cuff that provides a protective environment for a severed nerve after injury;

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Sangamo Biosciences – conducting a phase I clinical trial of therapeutic designed to protect and stimulate the regeneration of peripheral nerve function in diabetics suffering from peripheral neuropathy;

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Neuren Pharmaceuticals and Metabolic Pharmaceuticals  - collaborating to develop a class of nerve repair compounds for the treatment of degenerative conditions such as peripheral neuropathy, motor neuron disease and repairing the brain or nerves after injuries, and

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AxoGen,Inc. - established to commercialize peripheral nerve grafting and nerve regeneration technologies developed by researchers at the University of Florida’s McKnight Brain Institute.

These companies may have numerous competitive advantages, including:

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significantly greater name recognition;

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established relations with healthcare professionals, customers and third-party payors;

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established distribution networks;

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additional lines of products, and the ability to offer rebates, higher discounts or incentives to gain a competitive advantage;

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greater experience in conducting research and development, manufacturing, clinical trials, obtaining regulatory approval for products, and marketing approved products; and

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greater financial and human resources for product development, sales and marketing, and patent litigation.

Our success will depend on our ability and the ability of our sublicensees, if any, to compete effectively in product development areas such as, but not limited to, safety, efficacy, ease of use, patient or customer compliance, price, marketing and distribution. There can be no assurance that competitors will not succeed in developing products that are more effective than products, if any, we may derive from our research and development efforts or that would render any such products obsolete and non-competitive. Accordingly, in addition to our research and development efforts, we may undertake a public relations/advertising program designed to establish our “brand” name recognition early on in our corporate development; we intend to continue to develop and market our brand name pending commercialization of  products, if any, we may derive from our research and development efforts. We believe our strategy ultimately will facilitate the marketing, distribution and public acceptance of any products we may derive from our research and development efforts if and when regulatory approval is received.

A significant amount of research in the biotechnology industry is also being carried out at academic and government institutions.  These institutions are becoming increasingly aware of the commercial value of their findings and are becoming more aggressive in pursuing patent protection and negotiating licensing arrangements to collect royalties for use of technology that they have developed. These institutions may also market competitive commercial products on their own or in collaboration with competitors. Any resulting increase in the cost or decrease in the availability of technology or product candidates from these institutions may affect our business strategy.

Competition with respect to our technologies is and will be based, among other things, on effectiveness, safety, reliability, availability, price and patent position. Another important factor will be the timing of market introduction of our competitive products. Accordingly, the speed with which we can develop products derived from the ISURF Nerve Regeneration Technology, complete the clinical trials and approval processes and ultimately supply commercial quantities of the products to the market is expected to be an important competitive factor. Our competitive position will also depend upon our ability to attract and retain qualified personnel, to obtain patent protection or otherwise develop proprietary products or processes, and to secure sufficient capital resources for the often substantial period between technological conception and commercial sales.  Please refer to the section of this prospectus titled “Risk Factors.”

Our Market Position

Current surgical techniques for repairing damaged nerves have yielded only moderate success to date.  Similarly, use of bioartifical nerve grafts and other experimental technologies have had limited success and applicability.  The failure of current biomedical technologies and surgical techniques to adequately repair peripheral and optic nerve damage, has created, in our view, a significant market opportunity for technologies (such as the ISURF Nerve Regeneration Technology) or products, that may restore full (or substantially full) nerve functionality in the event of nerve damage.

Government Regulation

General

We are involved in a heavily regulated sector, and our ability to remain viable will depend on favorable government decisions at various points by various agencies. From time to time, legislation is introduced in the US Congress that could significantly change the statutory provisions governing our research and development processes, as well as approval, manufacture and marketing of any products derived from such research and development activities. Additionally, healthcare is heavily regulated by the federal government and by state and local governments. The federal laws and regulations affecting healthcare change constantly, thereby increasing the uncertainty and risk associated with any healthcare related venture, including ours. In addition, FDA regulations and guidance are often revised or reinterpreted by the agency in ways that may significantly affect our business and our products. It is impossible to predict whether legislative changes will be enacted or FDA regulations, guidance, or interpretations changed, and what the impact of such changes, if any, may be.

In addition to regulation by the FDA, in the future, we may be subject to general healthcare industry regulations. The healthcare industry is subject to extensive federal, state and local laws and regulations relating to:

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billing for services;

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quality of medical equipment and services;

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confidentiality, maintenance and security issues associated with medical records and individually identifiable health information;

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false claims; and

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labeling products.

These laws and regulations are extremely complex and, in some cases, still evolving. In many instances, the industry does not have the benefit of significant regulatory or judicial interpretation of these laws and regulations. If our operations are found to be in violation of any of the federal, state or local laws and regulations that govern our activities, we may be subject to the applicable penalty associated with the violation, including civil and criminal penalties, damages, fines or curtailment of our operations. The risk of being found in violation of these laws and regulations is increased by the fact that many of them have not been fully interpreted by the regulatory authorities or the courts, and their provisions are open to a variety of interpretations. Any action against us for violation of these laws or regulations, even if we successfully defend against it, could cause us to incur significant legal expenses and divert our management’s time and attention from the operation of our business.

Federal Food and Drug Administration (FDA) Regulation

The production and marketing of products which may be developed from the ISURF Nerve Regeneration Technology and our ongoing research and development activities are subject to extensive regulation and review by numerous governmental authorities. The ISURF Nerve Regeneration Technology and any products derived from the technology must undergo rigorous preclinical and clinical testing and an extensive regulatory approval process before they can be marketed. This process makes it longer, harder and more costly to bring products which may be developed from our technologies to market.

The pre-marketing approval process can be particularly expensive, uncertain and lengthy, and a number of products for which the FDA approval has been sought by other companies have never been approved for marketing. In addition to testing and approval procedures, extensive regulations also govern marketing, manufacturing, distribution, labeling, and record-keeping procedures. If we do not comply with applicable regulatory requirements, such violations could result in warning letters, non-approval, suspensions of regulatory approvals, civil penalties and criminal fines, product seizures and recalls, operating restrictions, injunctions, and criminal prosecution.

Delays in or rejection of FDA, or other government entity, approval of the ISURF Nerve Regeneration Technology (or products derived from the technology) may also adversely affect our business. Such delays or rejection may be encountered due to, among other reasons, government or regulatory delays, lack of efficacy during clinical trials, unforeseen safety issues, slower than expected rate of patient recruitment for clinical trials, inability to follow patients after treatment in clinical trials, inconsistencies between early clinical trial results and results obtained in later clinical trials, varying interpretations of data generated by clinical trials, or changes in regulatory policy during the period of product development in the United States.

In the United States more stringent FDA oversight in product clearance and enforcement activities could result in our experiencing longer approval cycles, more uncertainty, greater risk, and higher expenses. Even if regulatory approval of a product is granted, this approval may entail limitations on uses for which the product may be labeled and promoted. It is possible, for example, that we may not receive FDA approval to market the ISURF Nerve Regeneration Technology (or products derived from the technology) for broader or different applications or to market updated products that represent extensions of the ISURF Nerve Regeneration Technology. In addition, assuming we obtain a license to the ISURF Nerve Regeneration Technology, we may not receive FDA approval to export products, based on the ISURF

Nerve Regeneration Technology, in the future, and countries to which the products are to be exported may not approve them for import.

Any manufacturing facilities which we would utilize for the production of products based on the ISURF Nerve Regeneration Technology would also be subject to continual review and inspection. The FDA has stated publicly that compliance with manufacturing regulations will be scrutinized more strictly. A governmental authority may challenge our compliance with applicable federal, state and foreign regulations. In addition, any discovery of previously unknown problems with the ISURF Nerve Regeneration Technology, products derived from the technology, or manufacturing facilities used to manufacture the ISURF Nerve Regeneration Technology (or products derived the technology) may result in restrictions on the products or the facility, including withdrawal of the product from the market or other enforcement actions.

From time to time, legislative or regulatory proposals are introduced that could alter the review and approval process relating to the ISURF Nerve Regeneration Technology (or products derived from the technology). It is possible that the FDA will issue additional regulations further restricting the sale of the ISURF Nerve Regeneration Technology (or products derived from the technology). Any change in legislation or regulations that govern the review and approval process relating to the ISURF Nerve Regeneration Technology or to any related technologies that we subsequently develop, could make it more difficult and costly to obtain approval for new products based on the ISURF Nerve Regeneration Technology, such additional technologies, or to produce, market, and distribute products derived from such technologies, if approved.

 The FDA Approval Process

The FDA requirements for the ISURF Nerve Regeneration Technology (or products derived from the technology) to be marketed in the United States include the following five steps:

Preclinical laboratory and animal tests must be conducted. Preclinical tests include laboratory evaluation of the cells and the formulation intended for use in humans for quality and consistency. In vivo studies are performed in normal animals and specific disease models to assess the potential safety and efficacy of the cell therapy product.

An Investigational New Drug application (“IND”), must be submitted to the FDA, and the IND must become effective before human clinical trials in the United States may commence. The IND is submitted to the FDA with the preclinical data, a proposed development plan and a proposed protocol for a study in humans. The IND becomes effective 30 days following receipt by the FDA, provided there are no questions, requests for delay or objections from the FDA. If the FDA has questions or concerns, it notifies the sponsor, and the IND will then be on clinical hold until a satisfactory response is made by the sponsor.

Adequate and well-controlled human clinical trials must be conducted to establish the safety and efficacy of the product. Clinical trials involve the evaluation of a potential product under the supervision of a qualified physician, in accordance with a protocol that details the objectives of the study, the parameters to be used to monitor safety and the efficacy criteria to be evaluated. Each protocol is submitted to the FDA as part of the IND. The protocol for each clinical study must be approved by an independent Institutional Review Board (“IRB”), of the institution at which the study is conducted, and the informed consent of all participants must be obtained. The IRB reviews the existing information on the product, considers ethical factors, the safety of human subjects, the potential benefits of the therapy and the possible liability of the institution. The IRB is responsible for ongoing safety assessment of the subjects during the clinical investigation. Clinical development is traditionally conducted in three sequential phases.

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Phase 1 studies are designed to evaluate safety in a small number of subjects in a selected patient population by assessing adverse effects. This study may also gather preliminary evidence of any beneficial effects.

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Phase 2 may involve studies in a limited patient population to determine biological and clinical effects of the product and to identify possible adverse effects and safety risks of the product in the selected patient population.

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Phase 3 trials would be undertaken to conclusively demonstrate clinical benefit or effect and to test further for safety within a broader patient population, generally at multiple study sites. The FDA continually reviews the clinical trial plans and results and may suggest changes or may require discontinuance of the trials at any time if significant safety issues arise.

Marketing authorization applications must be submitted to the FDA. The results of the preclinical studies and clinical studies are submitted to the FDA in the form of marketing approval authorization applications. The FDA must approve the applications prior to any commercial sale or practice of the technology or product. As noted above, biologic product manufacturing establishments located in certain states also may be subject to separate regulatory and licensing requirements. The testing and approval process will require substantial time, effort and expense. The time for approval is affected by a number of factors, including relative risks and benefits demonstrated in clinical trials, the availability of alternative treatments and the severity of the disease. Additional animal studies or clinical trials that may be requested during the FDA review period.

Our research and development is based largely on the use of human stem cells. The FDA has initiated a risk-based approach to regulating human cell, tissue and cellular and tissue-based products and has published current Good Tissue Practice regulations. As part of this approach, the FDA has published final rules for registration of establishments that engage in the recovery, screening, testing, processing, storage or distribution of human cells, tissues, and cellular and tissue-based products, and for the listing of such products. In addition, the FDA has published rules for making suitability and eligibility determinations for donors of cells and tissue and for current good tissue practice for manufacturers using them, which have recently taken effect. We cannot now determine the full effects of this regulatory initiative, including precisely how it may affect the clarity of regulatory obligations and the extent of regulatory burdens associated with our stem cell research and the manufacture and marketing of stem cell products.

We have not submitted any product candidates derived from the ISURF Nerve Regeneration Technology for approval by the FDA or any other United States or foreign regulatory agency. Our ability to achieve profitability is dependent on ultimately obtaining regulatory approvals for the ISURF Nerve Regeneration Technology.  There is no assurance that we will be able to obtain such approval. We may experience numerous unforeseen events during, or as a result of, the clinical trial process that could delay or prevent regulatory approval and/or commercialization of the ISURF Nerve Regeneration Technology (or product candidates derived from such technology). The failure to obtain any such necessary regulatory

approvals on a timely basis could delay or prevent us from achieving profitability.   Please refer to the section of this prospectus titled “Risk Factors ..”

  European and Other Regulatory Approvals and Regulations

Approval of a product by regulatory authorities comparable to the FDA in Europe and other countries will likely be necessary prior to commencement of marketing a product in any of these countries. The regulatory authorities in each country may impose their own requirements and may refuse to grant approval, or may require additional data before granting approval, even though the relevant product has been approved by the FDA or another authority. The regulatory authorities in the European Union, or EU, and other developed countries have lengthy approval processes for pharmaceutical products. The process for gaining approval in particular countries varies, but is generally similar to the FDA approval process. In Europe, the European Committee for Proprietary Medicinal Products provides a mechanism for EU-member states to exchange information on all aspects of product licensing. The EU has established a European agency for the evaluation of medical products, with both a centralized community procedure and a decentralized procedure, the latter being based on the principle of licensing within one member country followed by mutual recognition by the other member countries.

In addition to regulations enforced by the FDA, we are also subject to regulations under the Occupational Safety and Health Act, the Environmental Protection Act, the Toxic Substances Control Act and other present and potential future and federal, state, local, and foreign regulations.

Our Offices and Research Facilities

Our executive offices are located at 1628 West 1st Ave., Suite 216, Vancouver, British Columbia, Canada.  A private corporation controlled by Mr. Harmel S. Rayat, our secretary, treasurer, chief financial officer, principal accounting officer, director and majority shareholder, owns these premises. We have a one year lease, beginning on October 1, 2007 and will be automatically renewed for successive one year terms unless terminated by either party in writing at least 30 days prior to the end of the then current term. We share these facilities with several other companies with which Mr. Rayat is affiliated. The rent for the office is $700 Cdn. per month.

Our peripheral and optic nerve regeneration research is conducted in approximately 2,500 square feet of laboratory facilities (515 Science II Building, 0122 Molecular Biology Building and Lab Animal Resource facilities) provided by Iowa State University under our Option Agreement with ISURF. Iowa State University is located in Ames, Iowa, 50011. The cost of the facilities is included in the budget under our Sponsored Research Agreement with ISURF.

We believe that our office and the laboratory facilities are sufficient and adequate for our purposes given our present staff and research objectives.

DIRECTORS, EXECUTIVE OFFICERS AND CONTROL PERSONS

Directors and Executive Officers

The following table sets forth the names and ages of all of our current directors and executive officers. We have a board of directors comprised of three members. Each director holds office until a successor is duly elected or appointed.  Executive officers serve at the discretion of the Board of Directors and are appointed by the Board of Directors.  Also provided herein are brief descriptions of the business experience of each of the directors and officers during the past five years, and an indication of directorships held by each directors in other companies subject to the reporting requirements under the Federal securities law.  As of August 31, 2007, the members of our board of directors and our executive officers were as follows:

Name	Age	Position	Held Position Since
Kaiyo Nedd	33	Director, President, Chief Executive Officer	August 9, 2007
Harmel S. Rayat	46	Director, Secretary, Treasurer, Chief Financial Officer, Principal Accounting Officer	March 8, 2007
Pattiann Hiranandani	48	Director	September 6, 2007

Ms. Terri DuMoulin resigned as President, Chief Executive Officer and Director on March 8, 2007.  Ms. DuMoulin held the position of President and Chief Executive Officer since inception (February 28, 2005).

Mr. Harmel S. Rayat was appointed President, Chief Executive Officer, Secretary, Treasurer, Chief Financial Officer and Director on March 8, 2007.  Mr. Rayat resigned from the positions of President and Chief Executive Officer on August 9, 2007.

Biographical Information

Dr. Kaiyo Nedd

Since 2001 to present, Dr. Nedd has been practicing family medicine in Vancouver, British Columbia. Since 2002 to present, Dr. Nedd has also been a clinical teacher for foreign medical students in Canada. Additionally, since 2005 to present, he has been a speaker for the pharmaceutical industry and conducts a series of lectures to physicians on current therapeutic issues, as well as conducting leading edge clinical therapeutics research in HIV, diabetes and hypertension. Dr. Nedd holds a Bachelor of Science degree (Cell Biology and Genetics) from the University of British Columbia and a Doctor of Medicine from Howard University in Washington, DC.

Harmel S. Rayat

Since January 2002, Mr. Rayat has been president of Montgomery Asset Management Corporation, a privately held firm providing financial and management consulting services to emerging growth corporations. During the past five years, Mr. Rayat also has served, at various times, as a director, executive officer and majority shareholder of a number of publicly traded and privately held corporations, including, our parent company Octillion (currently secretary, treasurer, chief financial officer, director, and majority shareholder), PhytoMedical Technologies, Inc. (currently secretary, treasurer, chief financial officer, director, and majority shareholder), HepaLife Technologies, Inc. (currently secretary, treasurer, chief financial officer, director, and majority shareholder), Entheos Technologies, Inc. (currently president, chief executive officer, chief financial officer, director, and majority shareholder), and International  Energy, Inc. (currently secretary, treasurer, chief financial officer, director and majority shareholder).

Pattiann Hiranandani

From July 1998 through May 2002, Mrs. Hiranandani served as Distributor-Regional-Divisional Sales Manager with Goldwell USA, Inc.  From June 2002 through April 2003, Mrs. Hiranandani concluded a brief hiatus.  Since May 2003 through May 2005, Mrs. Hiranandani was responsible for marketing biologic bone graft products and procedures to orthopedic spine, neuro and sports medicine surgeons in the Greater Phoenix, Arizona region for BioAlliance/Wright Medical Technologies.  Since January 2006, Mrs. Hiranandani has served as a Premise Advertising Sales Executive for Verizon.

All of our directors and officers are elected annually to serve for one year or until their successors are duly elected and qualified.

Compensation of Directors

Other than Dr. Kaiyo Nedd, who receives $1,000 per month for his services as our President , the directors are not currently compensated, although each is entitled to be reimbursed for reasonable and necessary expenses incurred on our behalf.  During the years ended August 31, 2007 and 2006, $1,000 and $0, respectively was paid to directors for services rendered. Please refer to “Executive Compensation.”

Family Relationships and Other Matters

There are no family relationships between any of our current or former directors, executive officers and other key personnel.

Legal Proceedings

During the past five years, except as set forth below, none of our directors, executive officers, promoters or control persons has been:

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the subject of any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

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convicted in a criminal proceeding or is subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

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subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

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found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law.

On October 23, 2003, Mr. Harmel S. Rayat, EquityAlert.com, Inc., and Innotech Corporation, of which Mr. Rayat had served at various times as a director and officer, along with certain other individuals, collectively “the respondents,” consented to a cease-and-desist order pursuant to Section 8A of the Securities Act of 1933. Without admitting or denying the findings of the Securities and Exchange Commission related to the public relation and stock advertising activities of EquityAlert.com, Inc. and Innotech Corporation agreed to cease and desist from committing or causing any violations and any future violations of, among other things, Section 5(a) and 5(c) of the Securities Act of 1933.  EquityAlert.com, Inc. and Innotech Corporation agreed to pay disgorgement and prejudgment interest of $31,555.14.

Scientific Advisory Board

Although we do not currently have a scientific advisory board, we intend at some point in our development efforts that we will be assisted in our research and development activities by a scientific advisory board. We intend that the members of the advisory board will be composed of physicians and scientists who will review our research and development, discuss technological advances relevant to us and our business and otherwise assist us. Our management will appoint the members of the advisory board and will appoint any successors or additions as necessary. We are presently in the process of identifying prospective advisory board members. There is no assurance that we will be able to attract qualified persons to become members of our scientific advisory board.

EXECUTIVE COMPENSATION

The following table summarizes the compensation of our President (Principal Executive Officer) and other officers and directors who received compensation during the two years ended August 31, 2007 and 2006:

SUMMARY COMPENSATION TABLE
Name and principal position	Reverse Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Kaiyo Nedd President, Chief Executive Officer, Director	2007 2006	1,000 0	0 0	0 0	0 0	0 0	0 0	0 0	1 , 000 0
Harmel S. Rayat Secretary, Treasurer, Chief Financial Officer, Principal Accounting Officer, Director (1)	2007 2006	0 0	0 0	0 0	0 0	0 0	0 0	0 0	0 0
Terri DuMoulin Former President, Chief Executive Officer, Director (2)	2007 2006	0 0	0 0	0 0	0 0	0 0	0 0	0 0	0 0

(1) Mr. Harmel S. Rayat was appointed President, Chief Executive Officer, Secretary, Treasurer, Chief Financial Officer and Director on March 8, 2007.  Mr. Rayat resigned from the positions of President and Chief Executive Officer on August 9, 2007.

(2) Ms. Terri DuMoulin resigned as President, Chief Executive Officer and Director on March 8, 2007.  Ms. DuMoulin held the position of President and Chief Executive Officer since inception (February 28, 2005).

There are no employment contracts or agreements between us and any of our directors and officers. We do not have any employee stock option or other benefit plans.

Mr. Harmel S. Rayat our director, Chief Financial Officer and principal shareholder will own 36,749,600 shares of our issued and outstanding stock.

During the year ended August 31, 2007, the Company paid Kaiyo Nedd, our current President $1,000 (2006: $nil) for services provided to us starting from August 2007.

During the years ended August 31, 2007 and 2006, Ms. Terri DuMoulin, our former President provided services to the Company for no compensation.

We are an early stage development company with limited capital resources; our officer and directors have agreed to serve with nominal or no compensation.  However none of our officers and directors other than Messer’s Nedd and Rayat who may devote up to 25% of their business time to our operations are expected to devote more the up to 5% of their business time to our operations.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the anticipated beneficial ownership of our common stock following the distribution of the MicroChannel Shares by Octillion by:

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each person (or group of affiliated persons) who is known by us to beneficially own 5% or more of our common stock;

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each of our directors;

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each of our named executive officers; and

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all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to shares. Unless otherwise indicated, the persons named in the table have sole voting and sole investment control with respect to all shares beneficially owned.

	MicroChannel Shares Beneficially Owned After The Distribution
Name And Address Of Beneficial Owner	Number	Percent
Harmel S. Rayat 216 – 1628 West 1st Avenue Vancouver, BC V6J 1G1	36,749,600	68%
Quercus Trust (1) 2309 Santiago Drive New Port Beach, CA 92260	3,444,700	7%
All current directors, executive officers and beneficial owners of Octillion Corp. as a group (2 person)	40,194,300	75%

(1) Based upon Schedule 13(d) filed in August 9, 2007.  Mr. David Gelbaum and Ms. Monica Chavez Gelbaum are the Co-trustees of the Quercus Trust.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Octillion acquired the MicroChannel Shares from us, in connection with our formation and organization.

In August 2007, Octillion waived the recovery of $561,997 due from us, as part of the spin-off of our shares to its shareholders. The amount , originally advanced to us by Octillion for working capital purposes, was recorded as an additional paid in capital on our balance sheet in August 2007 ..

Upon completion of the distribution by Octillion, Mr. Harmel S. Rayat, our Chief Financial Officer and director, will in the aggregate, beneficially own approximately 68% of our outstanding common stock. As a result, he will be able to exercise a controlling influence over matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions, and will have significant control over our management and policies. Mr. Rayat’s interests may at times be different from yours. For example, he may support proposals and actions with which you may disagree or which are not in your interests. The concentration of ownership could delay or prevent a change in control of our company or otherwise discourage a potential acquirer from attempting to obtain control of our company, which in turn could reduce the price of our common stock. In addition, Mr. Rayat could use his voting influence to maintain our existing management and directors in office, delay or prevent changes of control of our company, or support or reject other management and board proposals that are subject to shareholder approval, such as amendments to our employee stock plans and approvals of significant financing transactions.

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 300,000,000 shares of common stock, par value $0.0001 per share.   On October 2 , 2007, the forward split of our issued and outstanding stock on the basis of 53.8646 for 1 increased the issued and outstanding shares to 53,864,600, which is the number of currently issued and outstanding shares of Octillion Common Stock.

Common Stock

Each holder is entitled to one vote for each share held on all matters to be voted upon by the shareholders. The shares of common stock do not have cumulative voting rights. This means that holders of more than 50% of the shares of common stock voting for the election of directors can elect all the directors and, therefore, our present shareholders can elect all of the directors even after this offering.

The holders of common stock are entitled to receive a pro-rata share of dividends, if any, as may be declared from time to time by the board of directors out of funds legally available for the payment of dividends. However, we presently intend to reinvest any earnings instead of paying cash dividends. In the event of our liquidation, dissolution, or winding up, the holders of common stock are entitled to share pro-rata in all assets remaining after payment of our liabilities. MicroChannel Shares of common stock have no preemptive, conversion, or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock.

Warrants

We have no warrants to purchase shares of our common stock issued and outstanding.

Options

We have no options to purchase shares of our common stock issued and outstanding.

THE DISTRIBUTION

Introduction

On April 9, 2007, the Board of Directors of Octillion, determined that the best way to create shareholder value, separate and apart from its operating performance, is by spinning off and distributing shares of its wholly owned subsidiary, MicroChannel, in the form of a special dividend to shareholders of Octillion. This common stock distribution is part of an overall strategy to permit Octillion to focus its resources more fully on and thereby facilitate the development of its solar energy technologies; accordingly, the Board of Directors of Octillion approved and authorized a stock dividend payable to the shareholders of Octillion, on a one to one basis, of the MicroChannel Shares.

We are currently a wholly-owned subsidiary of Octillion. As a result of the Distribution, 100% of our outstanding common stock will be distributed to Octillion shareholders. Immediately following the Distribution, Octillion and its subsidiaries will not own any shares of our common stock and MicroChannel will be an independent public company.

We were incorporated in the State of Nevada on February 28, 2005, as a wholly owned subsidiary of Octillion under the name “MultiChannel Technologies Corporation” our name was changed to MicroChannel Technologies Corporation on April 4, 2005; by amendment to our Articles of Incorporation filed on August 22, 2007, we increased our authorized capital stock to 300,000,000 million shares of common stock, $0.0001 par value per share. As of August 22, 2007, there were 1,000,000 shares of common stock were issued and outstanding; there are no preferred shares issued and outstanding.

Our corporate headquarters is located at 1628 West 1st Avenue, Suite 216, Vancouver, British Columbia, V6J 1G1.  Our telephone number is 604-659-5008.

Reasons for the Distribution

The Board of Directors and management of Octillion believe that the Distribution is in the best interests of Octillion, MicroChannel and Octillion shareholders. Octillion believes that the Distribution will enhance value for Octillion shareholders and give MicroChannel the financial and operational flexibility to take advantage of potential growth opportunities in the biotechnology business.

Octillion's Board of Directors and management believe that the Distribution will enhance the ability of each of MicroChannel and Octillion to focus on strategic initiatives and new business opportunities, improve cost structures and operating efficiencies and design equity-based compensation programs targeted to its own performance. In addition, Octillion's Board of Directors expects that the transition to an independent company will provide MicroChannel with greater access to capital by allowing the financial community to focus solely on MicroChannel and allow the investment community to measure MicroChannel's performance relative to its peers. In determining whether or not to spin-off MicroChannel and make the Distribution, the Board of Directors considered the ability of Octillion to satisfy its working capital needs as a whole as against the ability of MicroChannel to satisfy its capital needs as a stand alone company.  The Distribution will give MicroChannel direct access to the capital markets as a stand alone company.

The biotechnology business also has some important traits that make this business distinct from Octillion's solar energy technologies with respect to markets, products, capital needs and plans for growth. As a separate entity, MicroChannel will be free of Octillion's capital structure restrictions and should be in a better position to fund the implementation of its business strategy. The Distribution will also enable MicroChannel to provide its management and employees incentive compensation in the form of equity ownership in MicroChannel, enhancing MicroChannel's ability to retain and motivate key employees, and, if MicroChannel seeks to hire additional or replacement personnel, attract such personnel. However, there are no present plans, proposals or arrangements to establish, or provide any awards under, any such incentive compensation plan.

Manner of Effecting the Distribution

The Distribution will be made on the basis of one share of our common stock for every one share of Octillion common stock outstanding on the Ex-Dividend Date. Based on approximately the number of Octillion shares outstanding on the Record Date, we currently anticipate that an aggregate of up to 53,864,600 MicroChannel Shares will be distributed to Octillion shareholders. At the time of the Distribution, the MicroChannel Shares will constitute 100% of our issued and outstanding common stock.

The Board of Directors set August 22, 2007, as the record date; under applicable FINRA rules and regulations, as of August 22, 2007, the shares of Octillion have traded with the associated right to receive MicroChannel Shares to be distributed by Octillion. Immediately following the date that the SEC declares the registration statement, of which this prospectus is part, pertaining to the MicroChannel shares effective, Octillion will request that FINRA set the Ex-Dividend Date; and, as soon as practicable thereafter our transfer agent shall effect the distribution of the MicroChannel Shares.

In order to be entitled to receive MicroChannel Shares in the Distribution, Octillion shareholders must be shareholders of Octillion at the close of business on the day before the Ex-Dividend Date set by FINRA.  The Distribution will take effect subject to satisfaction of all regulatory requirements, including but not limited to notice of effectiveness for the registration statement of which this prospectus is part.

Octillion shareholders will not be required to pay any cash or other consideration for the MicroChannel Shares received in the Distribution, or to surrender or exchange Octillion shares in order to receive MicroChannel Shares in the Distribution.  The Distribution will not affect the number of, or the rights attaching to, outstanding Octillion shares.  No vote of the Octillion shareholders is required or sought in connection with the Distribution. Octillion shareholders are not entitled to appraisal rights in connection with the Distribution.

Effect of the Distribution

Immediately following the Distribution, we will be an independent public company and Octillion and its subsidiaries will not own any of our issued and outstanding shares of common stock. The MicroChannel Shares will be fully paid and non-assessable and the holders thereof will not be entitled to preemptive rights. Please refer to “Description of Securities.” The Distribution will not affect the number of outstanding Octillion shares or any rights of Octillion shareholders.

The MicroChannel Shares will be freely transferable, except for shares received (1) by persons who may be deemed to be our affiliates under the Securities Act, and (2) by persons who hold restricted shares of Octillion common stock. Persons who may be deemed to be our affiliates of after the Distribution generally include individuals or entities that control, are controlled by, or are under common control with, us and may include our directors, officers and significant shareholders. Our affiliates will be permitted to sell their MicroChannel Shares only pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act, such as the exemptions afforded by Section 4(1) of the Securities Act and the provisions of Rule 144 thereunder.

Following the distribution, we and Octillion will be controlled by Mr. Harmel S. Rayat.  Mr. Rayat serves as our director and chief financial officer and serves Octillion in the same capacities. Mr. Rayat will own 36,749,600 shares of our issued and outstanding stock which will constitute 68% of total issued and outstanding shares.  As a result we will continue to be deemed an affiliate of Octillion Corp.   Please refer to the section of this prospectus titled “Risk Factors”.

Listing and Trading of the MicroChannel common stock

Neither we nor Octillion make recommendations on the purchase, retention or sale of shares of Octillion common stock or the MicroChannel Shares. You should consult with your own financial advisors, such as your stockbroker, bank or tax advisor.

There is currently no trading market for our common stock. Currently, Octillion’s common stock is trading with the right to receive MicroChannel Shares in the Distribution. Please refer to the sections of this prospectus titled “ Market For Common Equity And Related Shareholder Matters” and “Risk Factors.”

There can be no assurance as to whether our common stock will be actively traded or as to the prices at which our common stock will trade. Some of the Octillion shareholders who receive shares of our common stock may decide that they do not want shares in a company engaged in the development of nerve regeneration technologies, and may sell their MicroChannel Shares following the Distribution. This may delay the development of an orderly trading market for our common stock for a period of time following the Distribution. Until the MicroChannel Shares are fully distributed and an orderly market develops, the prices at which our common stock trades may fluctuate significantly and may be lower than the price that would be expected for a fully distributed issue. Please refer to the section of this prospectus titled “Risk Factors.”

Following the Distribution, Octillion expects that its common stock will continue to be listed and traded on the OTCBB under the symbol “OCTL.” Even though Octillion is currently a publicly held company, there can be no assurance as to whether an active trading market for Octillion common stock will be maintained after the Distribution or as to the prices at which the Octillion common stock will trade. Octillion shareholders may sell their Octillion common stock following the Distribution. These and other factors may delay or hinder the return to an orderly trading market in the Octillion common stock following the Distribution. Whether an active trading market for Octillion common stock will be maintained after the Distribution and the prices for Octillion common stock will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity of the market for the shares, Octillion's results of operations, what investors think of Octillion and its industries, changes in economic conditions in its industries and general economic and market conditions.

As a result of the Distribution, the trading price of Octillion common stock immediately following the Distribution may be substantially lower than the trading price of Octillion common stock immediately prior to the Distribution. The combined trading prices of Octillion common stock and our common stock after the Distribution may be less than the trading price of Octillion common stock immediately prior to the Distribution.

US FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION

The following discussion summarizes the material U.S. federal income tax consequences resulting from the Distribution. This discussion is based upon the U.S. federal income tax laws and regulations now in effect , and as currently interpreted by courts or the Internal Revenue Service and does not take into account possible changes in such tax laws or such interpretations, any of which may be applied retroactively.

The following summary is for general information only and may not be applicable to shareholders who received their shares of Octillion stock pursuant to an employee benefit plan or who are foreign persons or who are otherwise subject to special treatment under U.S. federal income tax laws. This summary is not intended as a complete description of all tax consequences of the spin-off, and in  particular may not address U.S. federal income tax considerations applicable  to Octillion shareholders who are subject to special treatment under  U.S. federal income tax law. Shareholders subject to special treatment  may include, for example:

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foreign persons (for income tax purposes, a non-U.S. person is a person who is not a citizen or a resident of the United States, or an alien individual who is a lawful permanent resident of the United States, or meets the substantial presence residency test under the federal income tax laws, or a corporation, partnership or other entity that is not organized in or under the laws of the United States or any state thereof or the District of Columbia);

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financial institutions;

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dealers in securities;

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traders in securities who elect to apply a market-to-market method of  accounting;

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insurance companies;

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tax-exempt entities;

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holders who acquire their shares pursuant to the exercise of employee stock options or other compensatory rights, and;

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holders who hold Basic Services common stock as part of a hedge, straddle, conversion or constructive sale.

Each shareholder's individual circumstances may affect the tax consequences of the Distribution to such shareholder. In addition, no information is provided with respect to tax consequences under any applicable foreign, state or local laws. Consequently, each Octillion shareholder is advised to consult his own tax advisor as to the specific tax consequences of the Distribution to such shareholder and the effect of possible changes in tax laws.

You should note that Octillion has not requested nor does it intend to request a ruling from the Internal Revenue Service or an opinion of tax counsel as to the federal income tax consequences of the distribution.

Each Octillion shareholder who receives shares of our common stock in the Distribution, assuming that the Distribution does not qualify as a tax-deferred distribution under Section 355 of the United States Internal Revenue Code, will generally be treated as receiving a taxable dividend equal to the fair market value on the Distribution date of the shares received to the extent of the current or accumulated earnings and profits of Octillion as of the end of the year in which the Distribution occurs. Any such earnings and profits will be proportionately allocated among the shares distributed .. Octillion does not have any accumulated earnings and profits. Since we have had historical net losses, we are not expected to have earnings or profits as of the date of the Distribution. Furthermore, because there is no current public market for our common stock, the fair market value of these shares and hence the value of the shares distributed will probably be minimal on the date of Distribution; however, each shareholder's individual circumstances may affect the tax consequences of the spin-off to such shareholder.

Following the end of the year in which the Distribution occurs, which we currently expect to be the fiscal year ending August 31, 2007, Octillion will provide, or otherwise make available, to its shareholders information setting forth the portion of the Distribution, if any, that is treated as a taxable dividend.

Dividends received by non-corporate taxpayers generally are taxed at the same preferential rates that apply to long-term capital gains. Any portion of the Distribution that exceeds such earnings and profits will be treated as a tax-free return of capital to the extent of the shareholder's adjusted tax basis in the Octillion shares and thereafter as gain from the sale or exchange of Octillion shares. Shareholders who are corporations may be subject to additional special provisions dealing with taxable distributions, such as the dividends received deduction and the extraordinary dividend rules.

The basis of shares received in the Distribution will be equal to their fair market value on the distribution date, and a shareholder's holding period with respect to the shares received will begin on the day following the date of the Distribution.

The foregoing sets forth the opinion of the management of Octillion. Octillion will likely report the dollar value of the Distribution to the Internal Revenue Service based on our net book value on the date of distribution, which has not been determined to date.  The Internal Revenue Service is not bound thereby and no assurance exists that it will concur with the position of management regarding the value of the shares or other matters herein discussed. Specifically, it is possible that the Internal Revenue Service may assert that a substantially higher fair market value existed for the shares on the date of distribution.

If the Internal Revenue Service were to successfully assert that a substantially higher value should be placed on the amount of the distribution, the taxation of the transaction to Octillion and its stockholders would be based on such higher value. In such event, the tax impact would increase significantly and would not be minimal. Octillion would recognize gain to the extent the value placed on the amount of the Distribution exceeded its adjusted basis in the stock (which approximates our net book value). You would be taxed on the amount so determined for the Distribution as a dividend to the extent of any current year or accumulated earnings and profits of Octillion and would recognize gain on the balance of the shares distributed to the extent it exceeded adjusted basis in our shares owned by them.

LEGAL PROCEEDINGS

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business.

We are currently not aware of any legal proceedings or claims that we believe will have, individually, or in the aggregate, a material adverse affect on our business, financial condition or operating results.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

We believe that the indemnification provisions of our Articles of Incorporation and Bylaws will be useful to attract and retain qualified persons as directors and officers. Our Articles of Incorporation limit the liability of directors and officers to the fullest extent permitted by Nevada law. This is intended to allow our directors and officers the benefit of Nevada's corporation law which provides that directors and officers of Nevada corporations may be relieved of monetary liabilities for breach of their fiduciary duties as directors, except under circumstances which involve acts or omissions which involve intentional misconduct, fraud or a knowing violation of law.

Insofar as indemnification for liabilities arising under the Securities Act of 1993 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon by Sierchio Greco & Greco LLP, 110 East 59th Street, New York, New York 10019.

EXPERTS

Our financial statements at August 31, 2007 and 2006 and for the years then ended, appearing herein have been audited by Peterson Sullivan, P LLC , an independent registered public accounting firm, as set forth in its report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

ADDITIONAL INFORMATION

We are currently not required to file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. We have filed with the SEC under the Securities Act of 1933 a registration statement on Form SB-2, of which this prospectus is part, with respect to the distribution of the MicroChannel Shares by Octillion.

This prospectus does not contain all of the information set forth in the registration statement, certain items of which are omitted in accordance with the rules and regulations of the SEC. The omitted information may be inspected and copied at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can obtain information about the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov. Copies of such material can be obtained from the public reference section of the SEC at prescribed rates. For further information with respect to us and the securities being offered hereby, reference is hereby made to the registration statement, including the exhibits thereto and the financial statements, notes, and schedules filed as a part thereof.

Once the registration statement of which this prospectus is declared effective, we will be required to file current, quarterly, annual and other periodic reports with the SEC on forms 8-K, 10-QSB and 10-KSB.

Financial Information

MicroChannel Technologies Corporation.

Index to Audited Financial Statements

Report of Independent Registered Public Accounting Firm

F-1

Balance Sheets as of August 31, 2007 and 2006

F-2

Statements of Operations for years ended

F-3

August 31, 2007 and 2006

Statements of Shareholders’ Equity (Deficiency)

F-4

for the years ended August 31, 2007 and 2006

Statements of Cash Flows for the years ended

F-5

August 31, 2007 and 2006

Notes to the Financial Statements

F-6

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

MicroChannel Technologies Corporation

Vancouver, British Columbia

CANADA

We have audited the accompanying balance sheets of MicroChannel Technologies Corporation ("the Company") (a development stage company) as of August 31, 2007 and 2006, and the related statements of operations, stockholders' equity (deficiency), and cash flows for the years then ended, and for the cumulative period from February 28, 2005 (inception), to August 31, 2007.  These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company has determined that it is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of MicroChannel Technologies Corporation as of August 31, 2007 and 2006, and the results of its operations and its cash flows for the years then ended, and for the cumulative period from February 28, 2005 (inception), to August 31, 2007, in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern.  As discussed in Note 1 to the financial statements, the Company has experienced recurring losses from operations since inception and has a substantial accumulated deficit.  These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans regarding these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/S/ PETERSON SULLIVAN PLLC

September 14, 2007

Seattle, Washington

MICROCHANNEL TECHNOLOGIES CORPORATION
(A Development Stage Company)

BALANCE SHEETS
AUGUST 31, 2007 AND 2006
(Expressed in U.S. Dollars)
(See Note 1 - Nature of Business and Basis of Presentation)

	2007	2006

ASSETS

Current Assets
Cash and cash equivalents	$399,055	$-
	399,055	-

Total Assets	$399,055	$-

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current Liabilities
Payable - related party (Note 4)	$-	$135,537

Total Liabilities	$-	$135,537

Stockholders' Equity (Deficit)
Authorized: 300,000,000 common shares, with par value of $0.0001 per share
Issued: 53,864,600 common shares, with par value of $0.0001 per share	5,386	5,386
Additional paid-in capital	556,711	(5,286)
Deficit accumulated during the development stage	(163,042)	(135,637)
Total Stockholders' Equity (Deficit)	399,055	(135,537)

Total Liabilities and Stockholders' Equity (Deficit)	$399,055	$-

Nature and continuance of operations - Note 1

(The accompanying notes are an integral part of these financial statements)

MICROCHANNEL TECHNOLOGIES CORPORATION
(A Development Stage Company)

STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED AUGUST 31, 2007 AND 2006, AND FOR THE
PERIOD FROM INCEPTION (FEBRUARY 28, 2005) TO AUGUST 31, 2007
(Expressed in U.S. Dollars)
(See Note 1 - Nature of Business and Basis of Presentation)

	Cumulative	Year	Year
	February 28, 2005	Ended	Ended
	(inception) to	August 31,	August 31,
	August 31, 2007	2007	2006

Revenue	$-	$-	$-

Expenses
Option fee (Note 3)	2,000	-	-
Research and development (Note 3)	155,839	26,460	79,379
Consulting fee - related party	1,000	1,000	-
Other operating expenses	4,296	38	3,360
	163,135	27,498	82,739

Loss from operations	(163,135)	(27,498)	(82,739)

Other income
Interest income	93	93	-
Net loss available to common shareholders	$(163,042)	$(27,405)	$(82,739)

Loss per common share:
Basic and diluted		$(0. 00)	$(0. 00)

Weighted average number of
common shares outstanding:
Basic and diluted		53,864,600	53,864,600

(The accompanying notes are an integral part of these financial statements)

MICROCHANNEL TECHNOLOGIES CORPORATION
(A Development Stage Company)

STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIENCY)
FROM FEBRUARY 28, 2005 (INCEPTION) TO AUGUST 31, 2007
(Expressed in U.S. Dollars)
(See Note 1 - Nature of Business and Basis of Presentation)

				Deficit accumulated
	Common Stock		Additional	during the	Total stockholders'
	Shares	Amount	paid-in capital	development stage	equity (deficiency)

Common stock issued at $0.0001 per share	53,864,600	$ 5,386	$(5,286)	$-	$100

Net loss for the period ended August 31, 2005	-	-	-	(52,898)	(52,898)

Balance, August 31, 2005	53,864,600	5,386	(5,286)	(52,898)	(52,798)

Net loss for the year ended August 31, 2006	-	-	-	(82,739)	(82,739)

Balance, August 31, 2006	53,864,600	5,386	(5,286)	(135,637)	(135,537)

Conversion of debt to equity	-	-	561,997	-	561,997

Net loss for the year ended August 31, 2007	-	-	-	(27,405)	(27,405)

Balance, August 31, 2007	53,864,600	$ 5,386	$556,711	$(163,042)	$399,055

(The accompanying notes are an integral part of these financial statements)

MICROCHANNEL TECHNOLOGIES CORPORATION
(A Development Stage Company)

STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED AUGUST 31, 2007 AND 2006, AND FOR THE
PERIOD FROM INCEPTION (FEBRUARY 28, 2005) TO AUGUST 31, 2007
(Expressed in US Dollars)
(See Note 1 - Nature of Business and Basis of Presentation)

	Cumulative	Year	Year
	February 28, 2005	Ended	Ended
	(inception) to	August 31,	August 31,
	August 31, 2007	2007	2006

Cash flows used in operating activities
Net loss for the period	$(163,042)	$(27,405)	$(82,739)
Net cash used in operating activities	(163,042)	(27,405)	(82,739)

Cash flows from financing activities
Increase in payable - related party	561,997	426,460	82,739
Proceeds from the issuance of common stock	100	-	-
Net cash provided by financing activities	562,097	426,460	82,739

Increase in cash and cash equivalents	399,055	399,055	-

Cash and cash equivalents - beginning of period	-	-	-

Cash and cash equivalents - end of period	$399,055	$399,055	$-

Supplemental cash flow information:
Interest paid in cash	$-	$-	$-
Income taxes paid in cash	-	-	-

Supplemental non-cash transaction:
Conversion of debt to equity	$561,997	$561,997	$-

(The accompanying notes are an integral part of these financial statements)

MicroChannel Technologies Corporation

(a development stage company)

Notes to Financial Statements

August 31, 2007 and 2006

(Expressed in U.S. Dollars)

1. Basis of Presentation and Going Concern Uncertainties

MicroChannel Technologies Corporation (“the Company”) was formed as a wholly-owned subsidiary of Octillion Corp ..; Octillion Corp. has announced its intention to spin off the Company’s issued and outstanding shares to Octillion’s shareholders as soon as practicable following the date on which a registration statement, which is to be filed with the US Securities and Exchange Commission (the “ SEC ”), is declared effective by the SEC and the establishment of an ex-dividend date and payment date by the Financial Industry Regulatory Inc. The Company was incorporated under name MultiChannel Technologies Corporation on February 28, 2005 in the State of Nevada, and changed to its existing name on April 4, 2005. On October 2, 2007, the Company executed a forward split of our issued and outstanding shares of common stock on the basis of 53.8646 for 1, resulting in 53,864,600 common shares to be issued and outstanding.  The effects of the stock split have been retroactively applied to all periods presented.

The Company is a development stage biotechnology company focused on the identification, development and eventual commercialization of technologies and products for peripheral and optic nerve damage and nerve regeneration. The Company has not generated any revenues and has incurred losses of $163,042 since inception. The Company has incurred a loss of $27,405 during the year ended August 31, 2007. In view of these conditions, the ability of the Company to continue as a going concern is in substantial doubt and dependent upon achieving a profitable level of operations and on the ability of the Company to obtain necessary financing to fund ongoing operations. Management believes that its current and future plans enable it to continue as a going concern. To meet these objectives, the Company continues to seek other sources of financing in order to support existing operations and expand the range and scope of its business. However, there are no assurances that any such financing can be obtained on acceptable terms, if at all. Management believes that actions presently taken provide the opportunity for the Company to continue as a going concern. The Company's ability to achieve these objectives cannot be determined at this time.

These financial statements do not give effect to any adjustments which would be necessary should the Company be unable to continue as a going concern and therefore be required to realize its assets and discharges its liabilities in other than the normal course of business and at amounts different from those reflected in the accompanying consolidated financial statements.

2. Significant Accounting Policies

(a) Principles of Accounting

These financial statements have been prepared by management in accordance with the United States generally accepted accounting principles (US GAAP).

(b) Accounting Estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Areas where management uses subjective judgement include fixed assets and related party transactions. Actual results can differ from those estimates and assumptions.

(c) Foreign Currency Transactions

The Company's management is based outside of the United States of America. It maintains its accounting records in U.S. dollars, as follows:

At the transaction date, each asset, liability, revenue and expense is translated into U.S. dollars by the use of the exchange rate in effect at that date. At the period end, monetary assets and liabilities are re-measured by using the exchange rate in effect at that date. The resulting foreign exchange gains and losses are included in operations and are not material.

(d) Cash and Cash Equivalents

Cash equivalents comprise certain highly liquid instruments with a maturity of three months or less when purchased. The Company did not have any cash equivalents as of August 31, 2007 and 2006.

(e) Equipment

Equipments are initially recorded at cost and are depreciated under the straight-line method over their estimated useful life as follows:

Computer equipment	2 years
Office equipment	2 years

Repairs and maintenance are charged to operations as incurred.

(f) Long-Lived Assets Impairment

Long-lived assets are reviewed for impairment when circumstances indicate the carrying value of an asset may not be recoverable in accordance with the guidance established in Statement of Financial Accounting Standards (“SFAS”) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. For assets that are to be held and used, an impairment loss is recognized when the estimated undiscounted cash flows associated with the asset or group of assets is less than their carrying value. If impairment exists, an adjustment is made to write the asset down to its fair value, and a loss is recorded as the difference between the carrying value and fair value. Fair values are determined based on discounted cash flows or internal and external appraisals, as applicable. Assets to be disposed of are carried at the lower of carrying value or estimated net realizable value.

(g) Income Taxes

The Company has adopted the SFAS No. 109, Accounting for Income Taxes, which requires the Company to recognize deferred tax liabilities and assets for the expected future tax consequences of events that have been recognized in the Company’s financial statements or tax returns using the liability method. Under this method, deferred tax liabilities and assets are determined based on the differences between the financial statement carry amounts and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse.

(h) Fair Value of Financial Instruments

Fair value estimates of financial instruments are made at a specific point in time, based on relevant information about financial markets and specific financial instruments. As these estimates are subjective in nature, involving uncertainties and matters of significant judgement, they cannot be determined with precision. Changes in assumptions can significantly affect estimated fair value.

The carrying value of cash and note payable – related party approximate their fair value because of the short-term nature of these instruments. Management is of the opinion that the Company is not exposed to significant interest or credit risks arising from these financial instruments.

The Company operates outside of the United States of America and is exposed to foreign currency risk due to the fluctuation between the currency in which the Company operates in and the U.S. dollar.

(i) Comprehensive Income

The Company has adopted the SFAS No. 130, Reporting Comprehensive Income, which establishes standards for reporting and display of comprehensive income, its components and accumulated balances. The Company is disclosing this information (if any) on its Statement of Stockholders' Equity (Deficiency). Comprehensive income comprises equity except those resulting from investments by owners and distributions to owners.

(j) Intangible Assets

The Company adopted the SFAS No. 142, Goodwill and Other Intangible Assets, which requires that goodwill and intangible assets with indefinite life are not amortized but rather tested at least annually for impairment. Intangible assets with a definite life are required to be amortized over their useful life or estimated useful life.

The Company does not have any goodwill nor intangible assets with indefinite or definite life since inception.

(k) Earnings (Loss) Per Share

Earnings (loss) per share is computed using the weighted average number of shares outstanding during the year. The Company has adopted Statement of Financial Accounting Standards No. 128 (SFAS 128), Earnings Per Share.  Diluted loss per share is equivalent to basic loss per share because consideration of dilutive securities would produce an antidilutive effect.

(l) Advertising Expenses

The Company expenses advertising costs as incurred. The Company did not incur any advertising expenses for the years ended August 31, 2007 and 2006.

(m) Related Party Transactions

A related party is generally defined as (i) any person that holds 10% or more of the Company’s securities and their immediate families, (ii) the Company’s management, (iii) someone that directly or indirectly controls, is controlled by or is under common control with the Company, or (iv) anyone who can significantly influence the financial and operating decisions of the Company. A transaction is considered to be a related party transaction when there is a transfer of resources or obligations between related parties.

(n) New Accounting Pronouncements

In February 2007, the FASB issued SFAS No. 159 “The Fair Value Option for Financial Assets and Financial Liabilities - Including an amendment of FASB Statement No. 115”, which permits entities to choose to measure many financial instruments and certain other items at fair value at specified election dates. A business entity is required to report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date. This statement is expected to expand the use of fair value measurement. SFAS No. 159 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company has not yet determined the impact of applying SFAS No. 159.

In February 2007, the Financial Accounting Standards Board (“FASB”) issued FSP FAS 158-1.  This FASB Staff Position (FSP) updates the illustrations contained in Appendix B of FASB No. 87, “Employers’ Accounting for Pensions”, Appendix B of FASB Statement No. 88, “Employers’ Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits”, and Appendix C of FASB Statement No. 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions”, to reflect the provisions of FASB Statement No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans”. This FSP also amends the questions and answers contained in FASB Special Reports, “A Guide to Implementation of Statement 87 on Employers’ Accounting for Pensions, A Guide to Implementation of Statement 88 on Employers’ Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits, and A Guide to Implementation of Statement 106 on Employers’ Accounting for Postretirement Benefits Other Than Pensions”, and incorporates them into Statements 87, 88, and 106 as Appendixes E, C, and F, respectively. This FSP supersedes those FASB Special Reports. Finally, this FSP makes conforming changes to other guidance and technical corrections to Statement 158. This FSP does not provide additional implementation guidance for Statement 158 beyond the conforming changes, nor does it change any of the provisions of Statement 158. Currently the Company does not have any employers’ Pensions and Postretirement Benefits which require the adoption of this Statement, so the Statement will have no impact on the financial statements.

3. Option Interest

Nerve Regeneration Technologies

On April 29, 2005, an Option Agreement (the “Agreement”) was executed between Iowa State Research Foundation Inc., (“ISURF”) and the Company, pursuant to which the Company has acquired an option to obtain a license to certain nerve regeneration technologies being developed by ISURF. The Agreement has been amended to change the payment due dates on October 13, 2005. The consideration payable can be summarized as follows:

•

payment of $2,000 (paid) in option fees upon execution of the Agreement;

•

provide $155,839 to support the research project entitled “Conduits with Micropatterned Film for Peripheral Nerve Regeneration” with $50,000 (paid) due within 90 days of execution of the Agreement and four equal instalments of $26,460 each due by January 31, 2006 (paid), April 30, 2006 (paid), July 31, 2006 (paid) and October 31, 2006 (paid);

•

contingent upon satisfactory progress and success of above project, provide additional $73,166 for the project entitled “Conduits with Micropatterned Films for Optic Nerve Regeneration”.

As of August 31, 2007, the Company has paid an option fee of $2,000 and $155,839 to support the research project. As the research project has not reached the commercial development stage, the amounts incurred to support the project are thus expensed.

4. Related Party Transactions

Related party transactions are in the normal course of operations and are recorded at amounts established and agreed between the related parties.

During the year ended August 31, 2007, the Company paid the new President $1,000 (2006: $nil) for services provided to the Company starting from August 2007.

During the years ended August 31, 2007 and 2006, the ex-President provided services to the Company for no compensation.

Payable to Octillion Corp. - Payable to Octillion Corp. totaled $nil (2006 - $135,537) as at August 31, 2007.

In August 2007, Octillion Corp. converted the debt of $561,997 to equity as part of the spin-off process. The amount was recorded as an additional paid in capital on the balance sheet.

5. Income Taxes

(a) The Company has net losses for tax purposes totaling approximately $163,000 at August 31, 2007, which may be applied against future taxable income, and will expire starting 2025 through 2027. Accordingly, there is no tax expense for the years ended August 31, 2007 and 2006. The potential tax benefits arising from these losses have not been recorded in the financial statements. The Company evaluates its valuation allowance requirements on an annual basis based on projected future operations. When circumstances change and this causes a change in management’s judgement about the realizability of deferred tax assets, the impact of the change on the valuation allowance is reflected in current operations.

(b) The tax effects of temporary difference that gives rise to the Company’s deferred tax asset are as follows:

	2007	2006
Tax loss carryforwards	$55,434	$46,117
Valuation allowance	(55,434)	(46,117)
	$ -	$-

(c) The following is a reconciliation between expected income tax benefit and actual, using the applicable statutory income tax rates of 34% for the years ended August 31, 2007 and 2006:

	2007	2006
Income tax benefit at statutory rate	$9,317	$28,131
Change in valuation allowance	(9,317)	(28,131)
	$-	$-

6. Segment Information

The Company’s business is considered as operating in one segment based upon the Company’s organizational structure, the way in which the operations are managed and evaluated, the availability of separate financial results and materiality considerations.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 24:  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 78.7502(1) of the Nevada Revised Statutes ("NRS") authorizes a Nevada corporation to indemnify any director, officer, employee, or corporate agent "who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation" due to his or her corporate role. Section 78.7502(1) extends this protection "against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful."

Section 78.7502(2) of the NRS also authorizes indemnification of the reasonable defense or settlement expenses of a corporate director, officer, employee or agent who is sued, or is threatened with a suit, by or in the right of the corporation. The party must have been acting in good faith and with the reasonable belief that his or her actions were in or not opposed to the corporation's best interests. Unless the court rules that the party is reasonably entitled to indemnification, the party seeking indemnification must not have been found liable to the corporation.

To the extent that a corporate director, officer, employee, or agent is successful on the merits or otherwise in defending any action or proceeding referred to in Section 78.7502(1) or 78.7502(2), Section 78.7502(3) of the NRS requires that he be indemnified "against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense."

Unless ordered by a court or advanced pursuant to Section 78.751(2), Section 78.751(1) of the NRS limits indemnification under Section 78.7502 to situations in which either (1) the shareholders, (2)the majority of a disinterested quorum of directors, or (3) independent legal counsel determine that indemnification is proper under the circumstances.

Section 78.751(2) authorizes a corporation's articles of incorporation, bylaws or agreement to provide that directors' and officers' expenses incurred in defending a civil or criminal action must be paid by the corporation as incurred, rather than upon final disposition of the action, upon receipt by the director or officer to repay the amount if a court ultimately determines that he is not entitled to indemnification.

Section 78.751(3)(a) provides that the rights to indemnification and advancement of expenses shall not be deemed exclusive of any other rights under any bylaw, agreement, shareholder vote or vote of disinterested directors. Section 78.751(3) (b) extends the rights to indemnification and advancement of expenses to former directors, officers, employees and agents, as well as their heirs, executors, and administrators.

Regardless of whether a director, officer, employee or agent has the right to indemnity, Section 78.752 allows the corporation to purchase and maintain insurance on his behalf against liability resulting from his or her corporate role.

Our Bylaws contain broad indemnification provisions and provide in relevant part that:

“The Corporation hereby indemnifies each person (including the heirs, executors, administrators, or estate of such person) who is or was a director or officer of the Corporation to the fullest extent permitted or authorized by current or future legislation or judicial or administrative decision against all fines, liabilities, costs and expenses, including attorneys’ fees, arising out of his or her status as a director, officer, agent, employee, or representative.  The foregoing right of an indemnification shall not be exclusive of other rights to which those seeking an indemnification may be entitled.  The Corporation may maintain insurance, at its expense, to protect itself and all officers and directors against fines, liabilities, costs and expenses, whether or not the Corporation would have the legal power to indemnify them directly against such liability.”

The foregoing is only a summary of the indemnification provisions of our Bylaws and contracts and is qualified in its entirety by reference to our Articles of Incorporation and Bylaws.

At present, there is no pending litigation or proceeding involving any director, officer, employee or agent as to which indemnification will be required or permitted under the Certificate. The Registrant is not aware of any threatened litigation or other proceeding that may result in a claim for such indemnification.

ITEM 25:  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

Our estimated expenses in connection with the issuance and distribution of the securities being registered are:

Securities and exchange commission filing fee	$17.00
Accounting fees and expenses	$10,000.00
Legal fees and expenses	$25,000.00
Transfer agent and escrow agent fees	$1,000.00
Printing and mailing expenses	$3,500.00
Miscellaneous offering expenses	$1,000.00
Total	$40,517.00

ITEM 26:  RECENT SALES OF UNREGISTERED SECURITIES.

On February 29, 2005 we sold 1,000,000 shares of our common stock to Octillion in connection with our formation as a wholly owned subsidiary of Octillion in consideration of $100.00. The shares issued to Octillion constitute 100% of our issued and outstanding shares.  We believe that these sales were exempt from the registration requirements of the Securities Act by virtue of exemption afforded Section 4(2) thereof for transactions by an issuer not involving a public offering ..  In August 2007, Octillion waived the recovery of $ 561,997 due it, and such amount as recorded as additional paid in capital.  We have not offer, sold or issued shares of our common stock to any person or entity other than Octillion.

ITEM 27: INDEX TO EXHIBITS

Exhibit No.

Description of Exhibit

3(i)

Articles of Incorporation, as amended *

3(ii)

By Laws *

5.1

Opinion of Sierchio Greco & Greco LLP regarding the legality of the securities being registered.

10.1

Option Agreement, dated April 29, 2005, between Octillion Corp. and Iowa State Research Foundation, Inc. *

10.2

Amended Option Agreement between Octillion Corp. and Iowa State Research Foundation, Inc. dated October 13, 2005 *

10.3

Amended Option Agreement No. 2 between Octillion Corp. and Iowa State Research Foundation, Inc. dated February 8, 2007 *

10.4

Amended Option Agreement No. 3 between Octillion Corp. and Iowa State Research Foundation, Inc. dated November 12, 2007

23.1

Consent of Sierchio Greco & Greco LLP. (See Exhibit 5.1)

23.2

Consent of Peterson Sullivan, P LLC

* Previously Filed (October 1, 2007)

ITEM 28:  UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) For purposes of determining liability under the Securities Act of 1933 to any purchaser:

(i) if the registrant is relying Rule 430B,

(A)    Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)    Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer, and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) If the Registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other that prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)

Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)

Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)

Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

In so far as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under

Item 24 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities(other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for the filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Vancouver, province of British Columbia, Canada, on November 14 , 2007.

MicroChannel Technologies Corporation

Kaiyo Nedd , President and Director

By: /s/ Harmel S. Rayat

Name:  Harmel S. Rayat

Title:

Attorney in Fact

By: /s/ Harmel S. Rayat

Name:  Harmel S, Rayat

Title:

Secretary, Treasurer

Chief Financial Officer,

Principal Accounting Officer and Director

In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on November 14, 2007 ..

Pattiann Hiranandani , Director

By: /s/ Harmel S. Rayat

Harmel S. Rayat, Attorney in Fact

U.S. SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

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FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

--------------------

MicroChannel Technologies Corporation.

(Name of Small Business Issuer in Its Charter)

INDEX TO EXHIBITS

Exhibit No.

Description of Exhibit

3(i)

Articles of Incorporation, as amended *

3(ii)

By Laws *

5.1

Opinion of Sierchio Greco & Greco LLP regarding the legality of the securities being registered.

10.1

Option Agreement, dated April 29, 2005, between Octillion Corp. and Iowa State Research Foundation, Inc. *

10.2

Amended Option Agreement between Octillion Corp. and Iowa State Research Foundation, Inc. dated October 13, 2005 *

10.3

Amended Option Agreement No. 2 between Octillion Corp. and Iowa State Research Foundation, Inc. dated February 8, 2007 *

10.4

Amended Option Agreement No. 3 between Octillion Corp. and Iowa State Research Foundation, Inc. dated November 12, 2007

23.1

Consent of Sierchio Greco & Greco LLP. (See Exhibit 5.1)

23.2

Consent of Peterson Sullivan, P LLC

*Previously filed (October 1, 2007)